Filed Pursuant to Rule 424(b)(3)

SEC File Number: 333-258964

PROSPECTUS

15,085,000 Shares of Common Stock

This prospectus relates to the offer for sale of up to 15,085,500 shares of our common stock, $0.001 par value, by the selling stockholders (“Selling Stockholders”) listed on page 14 consisting of 13,328,300 shares of our common stock currently issued and outstanding and 1,757,200 shares of our common stock underlying stock purchase warrants issued in a private placement offering that closed on June 30, 2020 (collectively, “Warrants”) comprised of: (i) 439,300 warrants, each having an exercise price of $0.20 per share, expiring on December 31, 2021; (ii) 439,300 warrants, each having an exercise price of $0.30 per share, expiring on March 31, 2022; (iii) 439,300 warrants, each having an exercise price of $0.40 per share, expiring on June 30, 2022; and (iv) 439,300 warrants, each having an exercise price of $0.50 per share, expiring on December 31, 2022.

The Selling Stockholders will offer their shares at a fixed price per share of $0.25 for their currently issued shares and, for Warrants, at their respective exercise prices, until our shares are quoted on the OTCQB and, assuming we can secure this qualification, thereafter at prevailing market prices or privately negotiated prices.

We will not receive proceeds from the sale of shares by the Selling Stockholders. We will receive the proceeds from any cash exercises of the Warrants, if any. Each Warrant is exercisable at any time until its expiration date as described above.

There are no underwriting commissions involved in this offering.  We have agreed to pay all the costs of this offering. The Selling Stockholders will pay none of the offering expenses, which are estimated to be $28,256.

Our common stock is listed on the OTC Pink exchange under the symbol “SCTH,” which is not recognized as an established public trading market. There is no guarantee that our common stock will ever be quoted on the OTCQB or, if accepted and quoted, that a market will ever develop for our shares.

We are an early-stage company and qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) and will therefore be subject to reduced public company reporting requirements. For more information, see the prospectus section titled “Implications of Being an ‘Emerging Growth Company’” starting on page 2.

Our independent registered public accountant has issued an audit opinion that includes a statement expressing substantial doubt about our ability to continue as a going concern. For more information, their report is contained in this prospectus on page F-2.

INVESTING IN OUR SECURITIES INVOLVES SIGNIFICANT RISKS. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” ON BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

NEITHER THE SEC NOR ANY OTHER REGULATORY BODY HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 3, 2021.

FORWARD-LOOKING STATEMENTS1

PROSPECTUS SUMMARY1

Business Overview1

Implications of Being an “Emerging Growth Company”2

Limited Operating History; Need for Additional Capital3

Going Concern Consideration3

High Degree of Risk3

The Offering4

RISK FACTORS5

USE OF PROCEEDS14

DETERMINATION OF OFFERING PRICE14

SELLING STOCKHOLDERS14

PLAN OF DISTRIBUTION17

DESCRIPTION OF SECURITIES20

Common Stock20

Preferred Stock20

Warrants20

Dividend Policy21

Shares Eligible for Future Sale21

Anti-Takeover Effects of our Articles of Incorporation21

Limitations of Liability and Indemnification Matters21

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION22

Results of Operations23

BUSINESS29

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE31

EXECUTIVE COMPENSATION35

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT37

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS38

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS38

LEGAL PROCEEDINGS39

EXPERTS39

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES40

WHERE YOU CAN FIND MORE INFORMATION40

REPORTS TO SHAREHOLDERS40

FINANCIAL STATEMENTSF-F-1

ii

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” as such term is used within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our liquidity, expectations regarding the impact of the COVID-19 (Coronavirus) worldwide pandemic on our business, overall sales results, expectations regarding the length of pandemic’s business disruption. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by such forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in any forward-looking statements include the failure to receive material orders, our ability to successfully market and sell the products we develop, the effects of the COVID-19 pandemic, including general and overall levels of consumer, business, and economic confidence, the duration of the COVID-19 pandemic and its general severity, the pace of recovery following the COVID-19 pandemic, the effects on our supply chains, potential import and export tariffs or other restrictions that may be placed on our products by governments and regulatory agencies, and possible pricing pressure from market competition. Further information on our risk factors is contained in this prospectus under “Risk Factors” beginning on page 5. Any forward-looking statement made by us speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as may be required by law.

These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and, except as required by law, we undertake no obligation, and expressly disclaim any responsibility, to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise after the date of this prospectus. We qualify all of our forward-looking statements by these cautionary statements.

As used in this prospectus, the terms "we," "us," "our," "SecureTech," “Registrant,” “Company,” and “Issuer” mean SecureTech Innovations, Inc. unless the context clearly requires otherwise.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus, but it does not contain all of the information that you may consider important in making your investment decision. Therefore, you should carefully read the entire prospectus carefully, including, in particular, the “Risk Factors” section beginning on page 5 of this prospectus and the financial statements and related notes included elsewhere in this prospectus before making an investment decision.

Business Overview

SecureTech was incorporated under the laws of the State of Wyoming on March 2, 2017, under the name SecureTech, Inc. The Company amended its Articles of Incorporation on December 20, 2017, to change its name to SecureTech Innovations, Inc.

SecureTech is an emerging growth company focused on developing and marketing personal and automobile security and safety devices and technologies. Through a licensed patent, SecureTech has created its initial product, Top Kontrol. Top Kontrol is unlike any other product on the market – it prioritizes the driver and passengers' safety. Not only does Top Kontrol protect your vehicle from unattended theft like other car alarms, but it is the only anti-theft and personal safety device able to thwart an active carjacking attempt without any action by the driver.

Through its advanced design and use of a licensed patent, Top Kontrol can tell the difference between an authorized driver and an unauthorized thief or carjacker using strategically placed sensors in the automobile and a unique FOB device hidden on the authorized driver’s person. Regardless of whether someone tries to steal your vehicle while it is innocently idling unattended in the parking lot or take it by force at gunpoint, Top Kontrol will only allow the unauthorized driver to drive for 15-20 seconds before automatically turning the engine off and preventing any attempt to restart the engine. This prevents the thief from stealing your car and/or allows the driver sufficient time to run to safety after being threatened at gunpoint. SecureTech is not aware of any other product on the market that solves the carjacking problem in the manner of Top Kontrol.

Because Top Kontrol is wired into the automobile’s ignition and lighting systems, it must be installed and serviced by a Top Kontrol Certified Technician.

Implications of Being an “Emerging Growth Company”

As a public reporting company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002

•

are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives, and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis);

•

are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency,” and “say-on-golden-parachute” votes);

•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A;

•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

•	are exempt from any PCAOB rules relating to mandatory audit firm rotation and any requirement to include an auditor discussion and analysis narrative in our audit report.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of these reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period. Furthermore, under current SEC rules, we will continue to qualify as a “smaller reporting company” for so long as we (i) have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter; or (ii) for so long as we have a public float of zero, have annual revenues of less than $50 million during our most recently completed fiscal year.

Investors should be aware that we are also subject to the “Penny Stock” rules adopted by the Securities and Exchange Commission, which regulate broker-dealer practices in connection with transactions in Penny Stocks. These regulations may have the effect of reducing the level of trading activity, if any, in the secondary market for our stock, and investors in our common stock may find it difficult to sell their shares.

Limited Operating History; Need for Additional Capital

There is limited historical financial information about us upon which to base an evaluation of our performance. We are an emerging growth business with limited operating history. We cannot guarantee that we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns, such as increases in marketing costs, increases in administrative expenditures associated with daily operations, increases in accounting and audit fees, and increases in legal fees related to filings and regulatory compliance.

As of June 30, 2021, we had incurred ($381,077) in losses since our inception on March 2, 2017. We have not achieved profitability and expect to continue to incur net losses into subsequent fiscal periods. We expect to incur significant operating expenses and, as a result, will need to generate significant revenues to achieve profitability, which may never occur. Even if we do achieve profitability, we may be unable to sustain or increase profitability on an ongoing basis, which could cause us to go out of business.

To become profitable and competitive, we must successfully sell our current product, Top Kontrol, and continue innovating and developing new similar personal and automobile security and safety devices and technologies that the marketplace will accept. We anticipate relying on equity sales of our common stock to continue to fund our business operations until we can generate sufficient revenues to cover our operating expenses, which may never happen. Issuances of additional shares will result in dilution to our then existing stockholders. There is no assurance that we will be able to make any additional sales of our equity securities or arrange for debt or other financings to fund our planned business activities. We may also rely on loans from our management or other significant shareholders. However, there are no assurances that management or any of our significant shareholders will provide us with any additional funds in the future.

We are continually exploring new financing sources to meet our need for additional cash, including raising funds through sales of our equity securities and loans. We cannot provide any assurances that our efforts to secure additional financing will be successful. We have no guarantee that future funding will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop, or expand our operations. Further, future equity financing could result in additional and substantial dilution to existing shareholders.

Going Concern Consideration

Our independent registered public accountant has issued an audit opinion that includes a statement expressing substantial doubt about our ability to continue as a going concern. For more information, their report is contained in this prospectus on page
F-2.

High Degree of Risk

This offering and any investment in our common stock involve a high degree of risk. If we cannot generate sufficient revenue to become profitable, we may be obliged to cease business operations due to a lack of operating capital. We face many challenges to continue operations, including our lack of operating history, limited revenues to date, and the losses we have incurred. Please review the "Risk Factors" starting on page 5 of this prospectus.

The Offering

The following summarizes this offering:

Common Stock Offered by the Selling Stockholders:	15,085,500 shares, including (i) 13,328,300 shares of common stock, and (ii) 1,757,200 shares of common stock underlying Warrants.

Offering Price:

The Selling Stockholders will offer their shares at a fixed price per share of $0.25 for their currently issued shares and, for Warrants, at their respective exercise prices, until our shares are quoted on the OTCQB and, assuming we can secure this qualification, thereafter at prevailing market prices or privately negotiated prices.

Common Stock Outstanding Before the Offering:	171,331,300

Common Stock Outstanding After the Offering:	173,088,500 (1)

Company Capitalization:

Common Stock: 500,000,000 shares authorized; 171,331,300 shares issued and outstanding as of the date of this prospectus.

Preferred Stock: 50,000,000 shares authorized; -0- shares of preferred stock issued and outstanding as of the date of this prospectus.

Termination of the Offering:	The offering will conclude upon such time as all of the common stock has been sold pursuant to the registration statement.

Terms of the offering:	The Selling Stockholders will determine when and how they will sell the securities offered in this prospectus.

Use of the Proceeds:	We will not receive any of the proceeds from any sale of the shares of common stock by Selling Security Holders. See “Use of Proceeds” on page 14.

Risk Factors:	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 5.

Trading Market:

Our common stock is listed on the OTC Pink exchange under the symbol “SCTH,” which is not recognized as an established public trading market. There is no guarantee that our common stock will ever be quoted on the OTCQB or, if accepted and quoted, that a market will ever develop for our shares.

(1)Assumes the exercise of all shares underlying the Warrants being registered hereunder.

RISK FACTORS

If any of the following risks occur, our business, financial condition, and results of operations could be harmed, and you may lose your entire investment.

Failure to successfully address the risks and uncertainties described below could have a material adverse effect on our business, financial condition and/or results of operations, and the trading price of our common stock may decline, and investors may lose all or part of their investment. We cannot assure you that we will successfully address these risks or other unknown risks that may affect our business.

Risks Related to the COVID-19 (Coronavirus) Pandemic

The recent COVID-19 (Coronavirus) pandemic has impacted our operations, and could continue to adversely affect our business operations, financial performance, and results of operations, the extent of which is uncertain and difficult to predict.

The global spread of the COVID-19 pandemic has created significant business uncertainty for us and others, resulting in volatility and economic disruption. Additionally, the outbreak has resulted in local, state, national, and international government authorities implementing numerous measures to reduce the spread of COVID-19. Examples of such actions include travel bans and restrictions, quarantines, shelter-in-place, stay-at-home or total “lock-down” (or similar) orders, and business limitations and forced closures.

As a result of the COVID-19 pandemic, including the related responses from various government authorities, our business and operations have been impacted, including our employees being forced to work from home and avoid travel and meeting in public. During the COVID-19 outbreak, many of our targeted prospective customers and resellers have experienced, and continue to experience, mandated business closures, reduced operating hours, and other similar restrictions due to the COVID-19 pandemic, which have negatively impacted our Top Kontrol product rollout plans and early sales efforts. An example of how we have been negatively impacted includes the postponing of the annual SEMA Show in Las Vegas, which we had planned on exhibiting at in November 2020, and other similar events to later dates or shifting events from an in-person format to online only, which have largely proven ineffective.

Our business operations, financial performance, and results of operations could be further adversely affected in several ways, including, but not limited to, the following:

•	reduced consumer demand for our products and adverse effects on the discretionary spending patterns of potential customers, including their general ability to afford our products;

•	further disruptions to our operations, including any additional closures or “lock-down” of our office building, which may affect our ability to develop, market, and sell our products;

•	restricting our ability to train and certify a sufficient number of automobile technicians as Top Kontrol Certified Technicians on how to install and maintain our products;

•	delaying our planned warehouse and production facility to be located in Miami, Florida which will help us better facilitate international sales and exports of our products;

•	interruptions to our supply chain and suppliers’ respective businesses;

•	disruptions to our retail partners, including product installation businesses, retailers, wholesalers, distributors, and other third-party participants in retail channels; and

•	increase in the cost or the difficulty of obtaining debt or equity financing could affect our financial condition or our ability to fund operations or future investment opportunities.

The spread of COVID-19 has caused most businesses, including ours, to modify business practices, including travel, employee work locations, and the cancellation of physically participating in meetings, events, and conferences. We may be forced to take further actions as may be mandated by government authorities or that we determine are in the best interests of our employees, customers, and business partners. Further, key personnel could contract COVID-19, hindering their availability and productivity.

The degree to which the COVID-19 pandemic impacts our operations, business, financial results, liquidity, and financial condition will depend on future developments, which are highly uncertain, continuously evolving, and cannot be predicted. This includes, but is not limited to, the duration and spread of the pandemic, its severity, actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and business operating conditions can resume.

Risks Related to Our Financial Condition

We lack an operating history and have losses which we expect to continue into the future. There is no assurance our future operations will result in profitable revenues. If we cannot generate sufficient revenues to operate profitably, our business will fail.

We were incorporated on March 2, 2017 and have incurred ($381,077) in losses through June 30, 2021. We have very little operating history upon which an evaluation of our future success or failure can be made. We have not achieved profitability and expect to continue to incur net losses in future reporting periods. We expect to incur significant operating expenses and, as a result, will need to generate significant revenues to achieve profitability, which may never occur. Even if we do achieve profitability, we may be unable to sustain or increase profitability on an ongoing basis which could cause us to go out of business.

Expenses required to operate as a public company will reduce funds available to implement our business plan and could have an adverse effect on our results of operations, cash flow, and overall financial condition.

Operating as a public company is considerably more expensive than operating as a private company, including additional funds required to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be costlier than planned. We may also be required to hire additional staff to comply with ongoing SEC reporting requirements. We estimate that the cost of maintaining SEC reporting status to be approximately $150,000 annually at our current level of business operations. As our business continues to grow and develop, our financial statements and our SEC filings will become more complex, which we estimate will in our compliance expenses to continue increasing annually – potentially substantially – which could have an unexpected material adverse effect on our business, results of operations, and overall financial condition.

There is substantial uncertainty as to whether we will continue operations. If we discontinue operations, you could lose your entire investment.

Our independent registered public accounting firm has discussed their uncertainty regarding our business operations in their audit report dated March 18, 2021, which is part of the financial statements that are part of this prospectus on page F-2. This means that there is substantial doubt that we can continue as an ongoing business for the next 12 months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business. As such, we may have to cease operations, and you could lose your entire investment.

We may need additional capital in the future, but there is no assurance that funds will be available on acceptable terms or at all.

We may need to raise additional funds in order to achieve growth or fund other business initiatives. This financing may not be available in sufficient amounts or on terms acceptable to us and may be dilutive to existing stockholders if raised through additional equity offerings. Additionally, any securities issued to raise funds may have rights, preferences, or privileges senior to those of existing stockholders. If adequate funds are not available or are not available on acceptable terms, our ability to expand, develop or enhance services or products, or respond to competitive pressures may be materially limited.

Risks Related to Our Industry

Our industry is highly competitive, and as an emerging growth company with a new and generally unknown brand, we may be at a disadvantage to our competitors.

Our industry is highly competitive in general. We are an emerging growth company with limited financial resources and a new and generally unknown brand with limited recognition. Our competitors, both established and future unknown competitors, have better brand recognition and, in most cases, substantially greater financial resources than we have. Our ability to successfully compete in our industry depends on many factors, both within and outside our control. These factors include the following:

•	our success in designing and developing new or enhanced products;

•	our ability to address the changing needs and desires of retailers and consumers;

•	the pricing, quality, performance, reliability, features, ease of installation and use, and diversity of our products;

•	the quality of our customer service;

•	product or technology introductions by our competitors; and

•	the ability of our contract manufacturing partners to deliver products on time, on price, and with acceptable quality.

If we are unable to effectively compete on a continuing basis or unforeseen competitive pressures arise, such inability to compete could have a material adverse effect on our business, results of operations, and overall financial condition.

Risks Related to Our Business

Our products may not achieve market acceptance, thereby reducing the chance for success.

We are only in the early stages of producing and marketing our first product, Top Kontrol. It is unclear whether this product and its features or other unanticipated events may result in lower-than-anticipated general sales, which could force us to limit our expenditures on research and development, advertising, and general company requirements for improving and expanding our product offerings. We cannot guarantee consumer demand or interest in our current or future product offerings, which could have a material adverse effect on our business, results of operations, and overall financial condition.

If the market chooses to buy our competitors’ products and services, SecureTech may fail.

Although SecureTech believes that its product offerings will become commercially viable, there is no verification by the marketplace that our products will be accepted by or purchased by customers. If the market chooses to buy our competitors’ products, it may be more difficult, if not impossible, for us to become profitable, which would substantially harm our business and, possibly, cause it to fail.

Consumer trends, seasons fluctuations, and general global economic conditions and outlook may cause unpredictable operating results.

SecureTech’s operating results may fluctuate significantly from period to period due to various factors, including purchasing patterns of customers, competitive pricing, and general economic conditions. There is no assurance that we will be successful in marketing our products or that any revenue from our products' sales will be significant. Consequently, SecureTech’s revenues may vary significantly by quarter, and our operating results may experience significant fluctuations making it difficult to value our business and could lead to extreme volatility in our future share price.

We may be unable to protect our proprietary rights and intellectual property.

Our future success depends in part on our proprietary technology, technical know-how, and other intellectual property. We rely on intellectual property laws, confidentiality procedures, and contractual provisions, such as nondisclosure terms, to protect our intellectual property. Others may independently develop similar technology, duplicate our products or design around our intellectual property rights. Also, unauthorized parties may attempt to copy aspects of our products and technologies or obtain and use information that we regard as proprietary. Any of these events could significantly harm our business, financial condition, and operating results.

We also rely on technologies that we acquire from others. We may rely on third parties for further required technologies. We may purchase a product’s logic component or other technological devices from outside sources, which may require payment of annual fees to enable us to get updates/upgrades and technical support to the logic portion of the system or device. We may find it necessary or desirable in the future to obtain licenses or other rights relating to one or more of our products or current or future technologies. These licenses or other rights may not be available on commercially reasonable terms or at all. The inability to obtain specific licenses or other rights or obtain such licenses or rights on favorable terms, or the need to engage in litigation regarding these matters, could have a material adverse effect on our business, financial condition, and operating results. Moreover, the use of intellectual property licensed from third parties may limit our ability to protect our products' proprietary rights.

While no current lawsuits are pending or filed against SecureTech, the possibility exists that a claim of some kind may be made in the future.

While no current lawsuits are pending or filed against us, the possibility exists that a claim of some kind may be made in the future.

Presently we have no general liability insurance policy. While we intend to seek such coverage sometime during the current fiscal year, we can offer no assurances that we will successfully obtain such coverage or, if such coverage is offered to us, that we will be able to afford the annual premiums. Further, even with general liability coverage, there can be no guarantees that the coverage would fully protect us from legal claims arising from a future lawsuit, which could have a material adverse effect on our results of operations and financial condition.

Our business's success depends heavily on key personnel, particularly Kao Lee, and his business experience and understanding of our industry. Our company would likely fail if we were to lose his services.

Our business's success depends heavily upon our principal executive officer Kao Lee's abilities and experience. The loss of Mr. Lee would have a significant and immediate impact on our business, results of operations, and overall financial condition. Further, the loss of Mr. Lee would force us to seek a replacement or replacements who may have less general business experience and, in particular, experience in our industry, fewer industry contacts, and less understanding of our overall business plan. We can make no assurances that we will be able to find a suitable replacement should Mr. Lee depart, which could force us to curtail operations and/or cease operations, whereby you could lose your entire investment.

Mr. Lee is not presently covered by an employment agreement, nor is he subject to a non-compete agreement that would survive his employment termination. Mr. Lee can terminate his relationship with us at any time without cause. Further, we do not carry “key person” insurance on any employee, including Mr. Lee. The departure of Mr. Lee would most likely have a severe and negative impact on our overall business and cause us to cease operations, whereby you could lose your entire investment.

In addition to our dependency on Mr. Lee’s continued services, our future success will also depend on our ability to attract and retain additional future key personnel. We face intense competition for these such qualified individuals from well-established and better-financed competitors. We may not be able to attract talented new employees or retain existing employees, which may have a material adverse effect on our results of operations and financial condition.

Our officers and directors currently control an aggregate of approximately 46.7% of our eligible votes in all voting matters. Accordingly, our officers and directors can essentially determine and control all corporate decisions, even if such decisions may not be in the best interest of minority shareholders.

Our officers and directors currently control an aggregate of 80,000,000 votes in all voting matters, or approximately 46.7%, of all eligible votes. Accordingly, our officers and directors can essentially determine the outcome of all corporate transactions or other matters, including mergers, consolidations, and the sale of all or substantially all of our assets. Our directors' interests may differ from the interests of the other shareholders and thus result in corporate decisions that are disadvantageous to other shareholders.

Our officers and directors may be subject to conflicts of interest.

Our officers and directors have potential conflicts of interest in his dealings with us. Circumstances under which conflicts of interest include:

•	We have no independent directors, so the Board of Directors is free to establish their own compensation packages without the guidance of a Compensation Committee;

•	Future compensation agreements will not be negotiated at arm’s-length as would typically occur if the agreements were with unaffiliated third parties;

•	Acquisitions and purchases or sales of assets and other similar transactions can be made without due diligence or extended negotiation; and

•	Business combinations or the implementation of anti-takeover “poison pill” preventative measures without proper due diligence or consideration.

We have not formulated a policy for potential conflicts of interest that may arise between us and our officers and directors. If a potential conflict of interest arises and cannot be resolved, the result could be contrary to the interests of other shareholders and prevent us from ever achieving profitability, have a negative impact on our overall business, and result in you losing all or part of your investment.

All of our officers and directors have other significant outside business interests and will be able to devote only a portion of their professional time to SecureTech’s operations. As such, our business could fail if any of them are unable or unwilling to commit a sufficient amount of time to our business.

The responsibility of developing our core business, securing the financing we need, both primary and expansion, and fulfilling the reporting requirements of a public company all fall upon our officers and directors, none of whom currently dedicate more than 50% of their professional time to SecureTech’s business operations.

Both Messrs. Lee and Vang spend their remaining professional time dedicated to Shongkawh, LLC, which is a private consulting firm specializing in developing personal and automobile security and safety devices and technologies. One of the patented technologies developed at Shongkawh was licensed to us and is the underlying technical platform for our Top Kontrol product. Without this patent license we would not have a product.

Despite Messrs. Lee and Vang’s heavy involvement in Shongkawh we cannot guarantee that it would license any future technological developments or patents to us again. Further, there is no guarantee that should Shongkawh develop new useful technologies in the future that it would not license such technologies to a competitor or another company that could be controlled by Messrs. Lee and Vang.

It is also important to consider that none of our officers or directors are presently under any employment agreements with any of their business interests, including our business. If they were to enter into such an agreement with an outside business interest, they could be forced to resign from our business or devote even less time to our business interests than they presently do.

In the event that any of our officers or directors are unable to fulfill any aspect of their duties or they decide to start spending more time on their competing business interests, we may experience a shortfall or complete lack of revenue resulting in little or no profits and the eventual closure of our business.

We depend on contract manufacturers who may not have adequate capacity to fulfill our needs or meet our quality and delivery objectives and timetables.

We currently do not own our production lines or manufacturing facilities. We manufacture our products in the United States through third-party contract manufacturers.

Our current reliance on these third-party contract manufacturers involves significant risks, including reduced control over quality and logistics management, the potential lack of adequate capacity, and the discontinuance of the contractors’ assembly processes. Potential financial instability at our contract manufacturers could result in us having to find new component suppliers, which could increase our costs and delay our product and installation deliveries. Our contract manufacturers could also choose to discontinue contracting to build our products for any variety of reasons, with or without cause. Consequently, we may experience delays – potentially significant delays – in the timeliness, quality, and adequacy in product and installation deliveries, any of which could have a material adverse effect on our business, results of operations, and overall financial condition.

We will incur additional expenses and management’s time relating to SEC reporting obligations and SEC compliance requirements, and our management has no experience in such matters.

Our officers and directors are responsible for managing us, including complying with SEC reporting obligations, maintaining disclosure controls and procedures, and preserving internal control over financial reporting. These public reporting requirements and controls are new to our officers and directors and, at times, will require us to obtain outside assistance from legal, accounting, or other professionals who will increase, potentially substantially, our costs of remaining compliant with these requirements. Should we fail to comply with these reporting requirements and internal controls and procedures, we may be subjected to securities law violations that may result in additional compliance costs or costs associated with SEC judgments or fines, both of which will increase our costs and negatively affect our potential profitability and our ability to conduct our business.

Because we do not have an audit or compensation committee, shareholders will have to rely on our board of directors, which is not independent, to perform these functions.

We do not have an audit or compensation committee or board of directors as a whole that is composed of independent directors. Our officers and directors perform the functions of these traditional corporate committees. Because none of our directors are deemed independent, there is a potential conflict between their and/or our interests and our shareholders’ interests since the above will participate in discussions concerning management compensation and audit issues that may affect management decisions. Until we have an audit committee or independent directors, there may be less oversight of management decisions and activities and little ability for minority shareholders to challenge or reverse those activities and decisions, even if they are not in the best interests of minority shareholders.

We have agreed to indemnify our officers and directors against lawsuits to the fullest extent of the law.

We are a Wyoming corporation. Wyoming law permits the indemnification of officers and directors against expenses incurred in successfully defending against a claim. Wyoming law also authorizes Wyoming corporations to indemnify their officers and directors against expenses and liabilities incurred because of their being or having been an officer or director. Our organizational documents provide for this indemnification to the fullest extent permitted by Wyoming law.

We currently do not maintain any insurance coverage. In the event that we are found liable for damages or other losses, we would incur substantial and protracted losses in paying any such claims or judgments. We have not maintained liability insurance in the past but intend to acquire such coverage immediately upon resources becoming available. There is no guarantee that we can secure such coverage or that any insurance coverage, if ever secured, would protect us from any damages or loss claims filed against it.

Risks Related to Market for Our Common Stock

Investing in SecureTech is a risky investment and could result in the loss of your entire investment.

Purchasing shares in SecureTech is speculative in nature and involves significant risks. Our shares should not be purchased by any person who cannot afford the loss of his or her entire investment. SecureTech’s business plan and objectives are also speculative, and we may be unable to achieve those objectives successfully. Shareholders in SecureTech may be unable to realize a substantial return on their investment, or any return whatsoever, and may lose their entire investment in SecureTech. For this reason, each prospective investor should read this prospectus and all of its exhibits carefully and consult with their attorney, business advisor, and/or investment advisor.

Even though we have a ticker symbol on the OTC Pink marketplace, no market for our shares of common stock has developed, and it is possible that a market may never develop, which would render investors’ investment illiquid. In the event a market may develop, future market prices for our shares may be volatile.

Our common stock was assigned the trading symbol “SCTH” on the OTC Pink marketplace on March 29, 2021, but a market has not developed. If fact, as of the date of this prospectus, not a single share of our common stock has traded on the OTC Pink marketplace as of the date of this prospectus. We can offer no assurances that a market will ever develop for shares of our common stock.

Further, in the event a market may develop for shares of our common stock, the market price for our shares may be highly volatile and subject to wide fluctuations in response to various factors, including the following:

•	our failure to meet the expectations of the investment community or our estimates of our future results of operations;

•	industry trends and the business success of our customers;

•	loss of one or more key customers;

•	strategic moves by our competitors, such as product or service announcements or acquisitions;

•	regulatory developments;

•	litigation;

•	general economic conditions;

•	other domestic and international macroeconomic factors unrelated to our performance; and

•	any of the other previously noted risk factors.

Moreover, the OTC Pink marketplace is not a recognized stock exchange. Trading of securities on the OTC Pink marketplace is often more sporadic than the trading of securities listed on a quotation system such as NASDAQ or a stock exchange such as NYSE. We can offer no assurances that our shares of common stock will ever be accepted to a recognized stock exchange such as OTCQB, OTCQX, NASDAQ, or NYSE.

In the event a market never develops, your investment in our common stock would remain very illiquid and you may not be able to get your original investment returned, much less realize a profit.

We do not intend to pay any dividends on our common stock. Therefore there are limited ways to make a profit on any investment in SecureTech Innovations, Inc.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we may seek additional funding in the future, our future funding sources may likely prohibit us from paying any dividends. Because we do not intend to declare dividends, any gain on an investment in our shares of common stock will need to come through the appreciation of our common stock’s share price, for which we can give no assurances that our common stock will ever appreciate in value and, even if it does appreciate in value, that you will be able to sell your shares of our common stock for a profit.

We have certain anti-takeover provisions and may issue additional stock, both common and preferred shares, without shareholder consent which may make it difficult, if not impossible, to replace or remove our current management and could also result in significant dilution to an investment in our common stock.

Our Articles of Incorporation, as amended, authorizes the issuance of up to 500 million shares of common stock and of up to 50 million shares of blank check preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors. Our Board of Directors may, without requiring shareholder approval, issue shares of preferred stock with dividends, liquidation, conversion, voting, or other rights that could supersede and/or adversely affect the voting power and/or other rights of the holders of our common stock. The ability of our Board of Directors to issue shares of common stock and/or preferred stock may prevent any shareholder attempt to replace or remove current management and/or could make it extremely difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Additionally, the issuance of additional common stock or preferred stock in the future may significantly reduce your proportionate ownership and voting power.

It is important to note that as of August 20, 2021, we could issue up to an additional 328,668,700 shares of common stock without shareholder consent.

We are subject to penny stock regulations and restrictions, and you may have difficulty selling shares of our common stock.

The Securities and Exchange Commission has adopted Rule 15g-9, which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information, investment experience, and investment objectives of the person; and

•

make a reasonable determination that the transactions in penny stocks are suitable for that person and that the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to sell shares of our common stock and/or cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Our common stock is presently deemed a “penny stock.” The continued application of the “penny stock” rules to our common stock could continue to restrict trading and liquidity in our common stock, adversely affect the market price of our common stock, or cause an increase in the transaction costs related to our common stock.

Sales of our common stock under Rule 144 could reduce the price of our stock.

From time to time, certain of our stockholders may be eligible to sell some or all of their shares of our common stock through ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months, subject only to the current public information requirement (which disappears after one year). Affiliates may sell after six months subject to the Rule 144 volume, manner of sale, current public information, and notice requirements.

As of August 20, 2021, we had 170,442,300 shares of our common stock issued and outstanding. Of these shares currently issued and outstanding:

•	20,003,000 are freely tradable without restrictions (commonly referred to as the “public float”);

•	137,000,000 held by affiliates and are subject to the restrictions and sale limitations imposed by Rule 144; and

•	14,328,300 held by non-affiliates and are subject to the restrictions and sale limitations imposed by Rule 144.

In addition to the preceding, there are 1,757,200 outstanding warrants to purchase shares of our common stock. These warrants have exercise prices ranging from $0.20 to $0.50 a share and expire between December 31, 2021, and December 31, 2022. Holders of these warrants can exercise them at any time of their choosing. Presently, these warrants would convert into additional shares of common stock subjected to the restrictions under Rule 144.

The eventual availability for sale of substantial amounts of our common stock under Rule 144 could adversely affect the then-prevailing market prices for our securities and cause you to lose most, if not all, of your investment in our business.

We are classified as an “emerging growth company” as well as a “smaller reporting company,” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that apply to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of specific accounting standards until those standards would otherwise apply to private companies.

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Notwithstanding the above, we are also currently a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company,” at such time are we cease being an “emerging growth company,” the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” can provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only be required to provide two years of audited financial statements in annual reports. Reduced disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Because we are not subject to compliance with rules requiring the adoption of specific corporate governance measures, our shareholders have limited protections against interested director transactions, conflicts of interest, and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and NYSE AMEX Equities exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted these measures.

We do not currently have independent audit or compensation committees. As a result, the board of directors has the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our shareholders without protections against interested director transactions, conflicts of interest and similar matters, and investors may be reluctant to provide us with funds necessary to expand our operations.

We have elected to use the extended transition period for complying with the new or revised accounting standards under Section 102(b)(2)(B) of the JOBS Act.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, which allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

As an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although the federal securities law provides a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock, we will not have the benefit of this safe harbor protection in the event of any claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the Selling Stockholder. All of the net proceeds from the sale of our common stock will go to the Selling Stockholders as described “Selling Stockholders” on page 14 and “Plan of Distribution” on page 17.

We may, however, receive proceeds in the event that some or all of the Warrants held by the Selling Stockholders are exercised for cash. If the Selling Stockholders decide to exercise their Warrants, we will receive up to an aggregate of $615,020 from the exercise of these Warrants, assuming all Warrants are exercised for cash. However, we cannot guarantee that any Warrants will ever be exercised for cash. There can be no assurance that any of the Selling Stockholders will exercise their Warrants or that we will receive any proceeds from them. We intend to use any net proceeds received from the exercise of Warrants, if any, for working capital and general corporate needs.

DETERMINATION OF OFFERING PRICE

We arbitrarily determined the offering price of the shares.  The offering price does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a company.  Accordingly, the offering price should not be considered an indication of the actual value of the securities.

SELLING STOCKHOLDERS

The following section presents information regarding the Selling Stockholders. The Selling Stockholders table and the accompanying notes describe the Selling Stockholders and the number of shares of our common stock being offered.

The 15,085,500 shares of common stock being offered for resale in this registration statement include: (i) 13,328,300 shares of common stock, and (ii) 1,757,200 shares of common stock underlying Warrants.

All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commission, or other expenses incurred by the Selling Stockholders in connection with the sale of such shares.

The Selling Stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock set forth in the following table. There is no requirement for the Selling Stockholders to sell their shares, and we do not know when, or if, or in what amount the Selling Stockholders may offer the securities for sale pursuant to this prospectus.

The table below has been prepared based upon the information furnished to us by the Selling Stockholders as of August 20, 2021. The Selling Stockholders identified below may have sold, transferred, or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the Selling Stockholders may change from time to time, and, if necessary, we will supplement this prospectus accordingly. We cannot estimate whether the Selling Stockholders will sell any or all of their shares of common stock.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by the Selling Stockholders, including:

•	The number of shares of our common stock owned prior to this offering;

•	The total number of shares of our common stock that is being offered through this prospectus;

•	The total number of shares that will be beneficially owned upon completion of this offering; and

•	The percentage of ownership upon completion of this offering.

	Beneficial Ownership Prior to Registration		Shares Being Offered by Selling Stockholder	Beneficial Ownership After Registration Assuming All Shares are Sold (1)
Name of Selling Stockholder	Shares	%		Shares	%
Advanced Trade Group, LLC (2)	75,000	*	75,000	-	-
Abdiaziz Mohamed	10,000	*	10,000	-	-
Abdirazaq Mohamed	30,000	*	30,000	-	-
Abdirizak Ahmed Said	20,000	*	20,000	-	-
Abdulkadir Mohamed Hagi	10,000	*	10,000	-	-
Adbikerm Eidleh	50,000	*	50,000	-	-
Ahmed A E Shuhle	4,000	*	4,000	-	-
Ahmed A Hersi	6,000	*	6,000	-	-
Ahmed Jaama Ismael (3)	100,000	*	100,000	-	-
Anisa Ali	20,000	*	20,000	-	-
Annika Prim	6,000,000	3.5%	6,000,000	-	-
Antonio Holley (4)	674,000	*	674,000	-	-
Bieniasz Gazyna (5)	167,000	*	167,000	-	-
Cisman Mohamud Noor	16,000	*	16,000	-	-
David Thao (6)	100,000	*	100,000	-	-
Devantre Chan	6,000	*	6,000	-	-
Eric Boyer (7)	50,000	*	50,000	-	-
First Choice Plumbing & Heating, LLC (8)	100,000	*	100,000	-	-
Ful Vang	6,000	*	6,000	-	-
Ge Sayge Her	8,000	*	8,000	-	-
Gian Tree Enterprises, LLC (9)	125,000	*	125,000	-	-
Her Tong	12,000	*	12,000	-	-
Jama Warsame	20,000	*	20,000	-	-
Jude Foster	6,000	*	6,000	-	-
Kevin Sok & Elise You (JTWROS)	20,000	*	20,000	-	-
Lee Pao (10)	100,000	*	100,000	-	-
Liv You	12,000	*	12,000	-	-
Liv You (11)	70,500	*	70,500	-	-
Mai Ge Lo	6,000	*	6,000	-	-
Maryan Mohamed Elmi	6,000	*	6,000	-	-
Maximuud Mascadde	12,000	*	12,000	-	-
May Lao Vang	12,000	*	12,000	-	-
Mayam H. Nur (12)	350,000	*	350,000	-	-
Maymoa Xiong	100,000	*	100,000	-	-
Mohamed Abdulkadir Yusuf	20,000	*	20,000	-	-
Nary Sann	13,000	*	13,000	-	-

Noah Thao	20,000	*	20,000	-	-
Pao H Xiong	12,000	*	12,000	-	-
Randall Scott Gifford (13)	200,000	*	200,000	-	-
Shunu Ma-Het Tehu	8,000	*	8,000	-	-
Sue Yang (14)	335,000	*	335,000	-	-
Taurus Financial Partners, LLC (15)	6,000,000	3.5%	6,000,000	-	-
Tou Vang (16)	50,000	*	50,000	-	-
Vanpheng Thao & Mai Lee (JTWROS)	8,000	*	8,000	-	-
Victoria Sylvestor-John	6,000	*	6,000	-	-
Winner Boua Yeng Xiong	10,000	*	10,000	-	-
Xiong Pao Thao	20,000	*	20,000	-	-
Yachan Thao	40,000	*	40,000	-	-
Yonis Haji-Abdirahman	20,000	*	20,000	-	-
Zakarie Wardere	12,000	*	12,000	-	-
Zamzam Mohamed Hagi	8,000	*	8,000	-	-

(*) Less than 1%

(1)Assumes shares of common stock issued and outstanding following completion of this offering, based on (i) 171,331,300 shares outstanding as of August 20, 2021, and (ii) 1,757,200 shares issued upon the exercise of Warrants held by Selling Stockholders.

(2)Includes, (i) 15,000 shares of common stock, and (ii) 60,000 shares of common stock underlying Warrants. Andreas Giannopoulos has voting and dispositive power of the shares held by this Selling Stockholder.

(3)Includes, (i) 20,000 shares of common stock, and (ii) 80,000 shares of common stock underlying Warrants.

(4)Includes, (i) 134,800 shares of common stock, and (ii) 539,200 shares of common stock underlying Warrants.

(5)Includes, (i) 33,400 shares of common stock, and (ii) 133,600 shares of common stock underlying Warrants.

(6)Includes, (i) 20,000 shares of common stock, and (ii) 80,000 shares of common stock underlying Warrants.

(7)Includes, (i) 10,000 shares of common stock, and (ii) 40,000 shares of common stock underlying Warrants.

(8)Randall Scott Gifford has sole voting and dispositive power of the shares held by this Selling Stockholder. Mr. Gifford beneficially owns and controls an aggregate of 400,000 shares of our common stock.

(9)Includes, (i) 25,000 shares of common stock, and (ii) 100,000 shares of common stock underlying Warrants. Thuy Le has voting and dispositive power of the shares held by this Selling Stockholder.

(10)Includes, (i) 20,000 shares of common stock, and (ii) 80,000 shares of common stock underlying Warrants.

(11)Includes, (i) 14,100 shares of common stock, and (ii) 56,400 shares of common stock underlying Warrants.

(12)Includes, (i) 70,000 shares of common stock, and (ii) 280,000 shares of common stock underlying Warrants.

(13)Mr. Gifford beneficially owns and controls an aggregate of 400,000 shares of our common stock, including those beneficially held by First Choice Plumbing & Heating, LLC, which is included in this prospectus.

(14)Includes, (i) 67,000 shares of common stock, and (ii) 268,000 shares of common stock underlying Warrants.

(15)J. Scott Sitra has sole voting and dispositive power of the shares held by this Selling Stockholder.

(16)Includes, (i) 10,000 shares of common stock, and (ii) 40,000 shares of common stock underlying Warrants.

PLAN OF DISTRIBUTION

Selling Stockholders are offering up to 15,085,500 shares of our common stock consisting of 13,328,300 shares of our common stock currently issued and outstanding and 1,757,200 shares of our common stock underlying stock purchase warrants issued in a private placement offering that closed on June 30, 2020 (collectively, “Warrants”) comprised of: (i) 439,300 warrants, each having an exercise price of $0.20 per share, expiring on December 31, 2021; (ii) 439,300 warrants, each having an exercise price of $0.30 per share, expiring on March 31, 2022; (iii) 439,300 warrants, each having an exercise price of $0.40 per share, expiring on June 30, 2022; and (iv) 439,300 warrants, each having an exercise price of $0.50 per share, expiring on December 31, 2022.

The Selling Stockholders will offer their shares at a fixed price per share of $0.25 for their currently issued shares and, for Warrants, at their respective exercise prices, until our shares are quoted on the OTCQB and, assuming we can secure this qualification, thereafter at prevailing market prices or privately negotiated prices. There is no guarantee that our stock will ever be quoted on the OTCQB, or if quoted, that a market will ever develop.

We will not receive proceeds from the sale of shares by the Selling Stockholders. If the Selling Stockholders decide to exercise their Warrants, we will receive up to an aggregate of $615,020 from the exercise of these Warrants, assuming all Warrants are exercised for cash. However, we cannot guarantee that any Warrants will ever be exercised for cash. Each Warrant is exercisable at any time until its expiration date as described above.

The securities offered by this prospectus will be sold by the Selling Stockholders.  Selling Stockholders in this offering may be considered underwriters. We are not aware of any underwriting arrangements that have been entered into by the Selling Stockholders. The distribution of the securities by the Selling Stockholders may be affected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

The Selling Stockholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such Selling Stockholders, the pledge in such loan transaction would have the same rights of sale as the Selling Stockholders under this prospectus. The Selling Stockholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. After our securities are qualified for quotation on the over the counter market, the Selling Stockholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer, the transferee would have the same rights of sale as such selling stockholders under this prospectus.

Upon this registration statement being declared effective, the Selling Stockholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two (2) years from the initial effective date of this registration statement.

Regulation M

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, the Selling Stockholders are not permitted to cover short sales by purchasing shares while the distribution of it taking place. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Market Information

Our common stock is listed on the OTC Pink exchange under the symbol “SCTH,” which is not recognized as an established public trading market. As of the date of this prospectus, our shares have never traded on the OTC Pink exchange. No market may ever develop for our common stock, or if developed, may not be sustained in the future.  Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.

OTCQB Considerations

To be quoted on the OTCQB, we must file a separate application with OTC Markets. SecureTech filed such an application with OTC Markets in April 2021, which was denied without review. SecureTech’s Management has determined the best course of action to being included on the OTCQB marketplace is to (i) continue increasing Top Kontrol sales and (ii) bolster its balance sheet. To this effect, SecureTech is working to develop new sales channels and is undertaking a Series C Private Placement Offering. SecureTech intends to reapply for inclusion on the OTCQB in November 2021. There is no guarantee this intended application will be accepted or reviewed.

The OTCQB is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTCQB. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTCQB.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers and can delist issuers for not meeting those standards, the OTCQB has minimal listing standards determined solely by OTC Markets. Rather, it is OTC Markets who exclusively decide whether to quote a security on the OTCQB or not. Neither FINRA nor the SEC has any input on whether a security should be included on the OTCQB.

Investors must contact a broker-dealer to trade OTCQB securities. Investors do not have direct access to the service. For OTCQB securities, there only has to be one market maker.

Because OTCQB stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

There is no guarantee that our stock will ever be quoted on the OTCQB or, if quoted on the OTCQB, that a liquid and active trading market will ever develop.

State Blue Sky Law Considerations

Under the securities laws of some states, shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, our common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

We currently do not intend to and may not be able to qualify our securities for resale in states which require shares to be qualified before they can be resold by our Selling Stockholders.

Expense of Registration

We are bearing substantially all costs relating to the registration of the shares of common stock offered through this prospectus, estimated to be $28,256. However, the Selling Stockholders will pay all commissions or other fees payable to brokers or dealers in connection with any sale of such securities.

Penny Stock Rules

Our shares are covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 promulgated thereunder.  They impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $160,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first disclose to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales person's compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker-dealers to:

•	approve the transaction for the customer's account;
•	obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased;
•	obtain from the customer information regarding his investment experience;
•	make a determination that the investment is suitable for the investor;
•	deliver to the customer a written statement for the basis for the suitability determination;
•	notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and
•

provide the customer with FINRA’s toll-free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker-dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

Other Considerations

At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the Selling Stockholders, the aggregate amount of shares being offered, and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers, or agents, (2) any discounts, commissions and other terms constituting compensation from the Selling Stockholders, and (3) any discounts, commissions, or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of shares by the Selling Stockholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the Selling Stockholders will sell any or all of the shares under this prospectus. Further, we cannot assure you that the Selling Stockholders will not transfer, distribute, devise, or gift the shares by other means not described in this prospectus. In addition, any shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Resale Shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The Selling Stockholders and any other person participating in the sale of the shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares by the Selling Stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed. This may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

DESCRIPTION OF SECURITIES

Common Stock

Our Articles of Incorporation, as amended, authorizes us to issue up to 500,000,000 shares of common stock, $0.001 par value. Each holder of our common stock is entitled to one (1) vote for each share held of record on all voting matters we present for a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities. There are no conversion rights or redemption or sinking fund provisions with respect to our common stock. All shares of our common stock are entitled to share equally in dividends from sources legally available when and if declared by our Board of Directors.

Our Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by the Articles of Incorporation on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

In the event of our liquidation or dissolution, all shares of our common stock are entitled to share equally in our assets available for distribution to stockholders. However, the rights, preferences, and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of preferred stock that our Board of Directors may decide to issue in the future.

As of August 20, 2021, we had 171,331,300 shares of common stock issued and outstanding.

Preferred Stock

Our Articles of Incorporation, as amended, authorizes us to issue up to 50,000,000 shares of preferred stock, $0.001 par value. Our Board of Directors is authorized, without further action by the shareholders, to issue shares of preferred stock and to fix the designations, number, rights, preferences, privileges, and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. We believe that the Board of Directors’ power to set the terms of, and our ability to issue, the preferred stock will provide flexibility in connection with possible financing or acquisition transactions in the future. However, the issuance of preferred stock could adversely affect the voting power of holders of common stock and decrease the amount of any liquidation distribution to such holders. The presence of outstanding preferred stock could also have the effect of delaying, deterring, or preventing a change in control of our company.

As of August 20, 2021, we had -0- shares of preferred stock issued or outstanding.

Warrants

During the fiscal year ended December 31, 2020, we conducted a private placement of our securities in the form of a Unit offering. Each Unit was comprised of one share of SecureTech’s common stock and four stock purchase warrants with incremental exercise prices and expiration dates. An aggregate of 1,757,200 stock purchase warrants were issued pursuant to this offering, which closed on June 30, 2020. The Selling Stockholders are offering the shares of common stock underlying these Warrants through this prospectus.

As of August 20, 2021, we had the following share purchase warrants issued and outstanding. The following table includes each warrant’s exercise price and expiration date:

Exercise Price	Number Outstanding	Expiration Date

$0.20	439,300	December 31, 2021
$0.30	439,300	March 31, 2022
$0.40	439,300	June 30, 2022
$0.50	439,300	December 31, 2022
	1,757,200

Warrant holders have no voting rights, no liquidation preference, and no dividends will be declared on the warrants.

Dividend Policy

We have never declared or paid cash dividends. We currently intend to retain all future earnings for our business's operation and expansion and do not anticipate paying cash dividends on the common stock in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions, and other factors deemed relevant by our directors.

Shares Eligible for Future Sale

From time to time, certain of our stockholders may be eligible to sell some or all of their shares of our common stock through ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months, subject only to the current public information requirement (which disappears after one year). Affiliates may sell after six months subject to the Rule 144 volume, manner of sale, current public information, and notice requirements.

As of August 20, 2021, we had 171,331,300 shares of our common stock issued and outstanding. Of these shares currently issued and outstanding:

•	20,003,000 are freely tradable without restrictions (commonly referred to as the “public float”);

•	137,000,000 held by affiliates and are subject to the restrictions and sale limitations imposed by Rule 144; and

•	14,328,300 held by non-affiliates and are subject to the restrictions and sale limitations imposed by Rule 144.

In addition to the preceding, there are 1,757,200 outstanding warrants to purchase shares of our common stock. These warrants have exercise prices ranging from $0.20 to $0.50 a share and expire between December 31, 2021, and December 31, 2022. Holders of these warrants can exercise them at any time of their choosing. Presently, these warrants would convert into additional shares of common stock subjected to the restrictions under Rule 144.

The eventual availability for sale of substantial amounts of our common stock under Rule 144 could adversely affect the then-prevailing market prices for our securities and cause you to lose most, if not all, of your investment in our business.

Anti-Takeover Effects of our Articles of Incorporation

Our Articles of Incorporation, as amended, authorizes the issuance of up to 500 million shares of common stock and of up to 50 million shares of blank check preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors. Our Board of Directors may, without requiring shareholder approval, issue shares of preferred stock with dividends, liquidation, conversion, voting, or other rights that could supersede and/or adversely affect the voting power and/or other rights of the holders of our common stock. The ability of our Board of Directors to issue shares of common stock and/or preferred stock may prevent any shareholder attempt to replace or remove current management and/or could make it extremely difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Additionally, the issuance of additional common stock or preferred stock in the future may significantly reduce your proportionate ownership and voting power.

It is important to note that as of August 20, 2021, we could issue up to an additional 328,668,700 shares of common stock without shareholder consent.

Limitations of Liability and Indemnification Matters

Section 78.138 of the Wyoming Revised Statutes (“WRS”) provides that directors and officers of Wyoming corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. WRS also provides that directors and officers may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Further, Article X of our bylaws contains provisions that allow SecureTech to indemnify its officers, directors, employees, and agents.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by directors, officers, or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the related notes, and other information included elsewhere in this prospectus. This discussion contains forward-looking statements based on current expectations involving risks and uncertainties, such as our plans, objectives, expectations, and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the cautionary note regarding “Forward-Looking Statements” contained elsewhere in this prospectus. Additionally, you should read the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. We undertake no obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or reflect the occurrence of unanticipated events.

SecureTech is an emerging growth company focused on developing and marketing personal and automobile security and safety devices and technologies. SecureTech first product, Top Kontrol, is currently being sold in the United States.

Top Kontrol is unlike any other product on the market – it prioritizes the driver and passengers' safety. Not only does Top Kontrol protect your vehicle from unattended theft like other car alarms, but it is the only anti-theft and personal safety device able to thwart an active carjacking attempt without any action by the driver.

Through its advanced design and use of a licensed patent, Top Kontrol can tell the difference between an authorized driver and an unauthorized thief or carjacker using strategically placed sensors in the automobile and a unique FOB device hidden on the authorized driver’s person. Regardless of whether someone tries to steal your vehicle while it is innocently idling unattended in the parking lot or take it by force at gunpoint, Top Kontrol will only allow the unauthorized driver to drive for 15-20 seconds before automatically turning the engine off and preventing any attempt to restart the engine. This prevents the thief from stealing your car and/or allows the driver sufficient time to run to safety after being threatened at gunpoint. SecureTech is not aware of any other product on the market that solves the carjacking problem in the manner of Top Kontrol.

Because Top Kontrol is wired into the automobile’s ignition and lighting systems, it must be installed and serviced by a Top Kontrol Certified Technician.

Limited Operating History; Need for Additional Capital

There is limited historical financial information about us upon which to base an evaluation of our performance. We are an emerging growth business with limited operating history. We cannot guarantee that we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns, such as increases in marketing costs, increases in administrative expenditures associated with daily operations, increases in accounting and audit fees, and increases in legal fees related to filings and regulatory compliance.

As of June 30, 2021, we had incurred ($381,077) in losses since our inception on March 2, 2017. We have not achieved profitability and expect to continue to incur net losses into subsequent fiscal periods. We expect to incur significant operating expenses and, as a result, will need to generate significant revenues to achieve profitability, which may never occur. Even if we do achieve profitability, we may be unable to sustain or increase profitability on an ongoing basis, which could cause us to go out of business.

To become profitable and competitive, we must successfully sell our current product, Top Kontrol, and continue to innovate and develop new similar personal and automobile security and safety devices and technologies that the marketplace will accept. We anticipate relying on equity sales of our common stock to continue to fund our business operations until we can generate sufficient revenues to cover our operating expenses, which may never happen. Issuances of additional shares will result in dilution to our then existing stockholders. There is no assurance that we will be able to make any additional sales of our equity securities or arrange for debt or other financings to fund our planned business activities. We may also rely on loans from our management or other significant shareholders. However, there are no assurances that management or any of our significant shareholders will provide us with any additional funds in the future.

We are continually exploring new financing sources to meet our need for additional cash, including raising funds through sales of our equity securities and loans. We cannot provide any assurances that our efforts to secure additional financing will be successful. We have no guarantee that future funding will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop, or expand our operations. Further, future equity financing could result in additional and substantial dilution to existing shareholders.

Results of Operations

Comparison of the Three Months Ended June 30, 2021 and 2020

The following table sets forth the results of our operations for the three months ended June 30, 2021 and 2020.

	Three months ended June 30,
	2021	2020
Sales	$9,482	$6,749
Cost of goods sold	(2,534)	(1,610)
Gross profit	6,948	5,139
Operating expenses	(31,610)	(13,256)
Loss from operations	(24,662)	(8,117)
Net loss	$(24,662)	$(8,117)

Sales

Sales for the three months ended June 30, 2021, were $9,482, compared to $6,749 for the same period of 2020, representing an increase of $2,733, or a 40.1% increase compared to the previous fiscal period. All sales were attributable to Top Kontrol.

Cost of Goods Sold

Our cost of goods sold consists primarily of purchasing components and circuitry from various vendors then utilizing third-party contract manufacturing facilities to produce our products, with final assembly conducted at our Minnesota headquarters. Cost of goods sold for the three months ended June 30, 2021, was $2,534, compared to $1,610 for the same period of 2020. As a percentage of overall sales, the cost of goods sold was 26.7% during the three months ended June 30, 2021, compared to 23.9% for the same fiscal period a year ago.

Gross Profit

Gross profit for the three months ended June 30, 2021, was $6,948, compared to $5,139 for the same period of 2020. Our gross profit margin was 73.3% during the three months ended June 30, 2021, compared to 76.1% for the same fiscal period a year ago. The decrease in gross profit margin is a shift towards selling Top Kontrol primarily to resellers versus strictly the end-user a year ago.

Operating Expenses

	Three months ended June 30,
	2021	2020
Operating expenses:
General and administrative	$31,533	$13,256
Research and development	77	-
Operating expenses	$31,610	$13,256

Our operating expenses for the fiscal period consisted of two components: general and administrative expenses and research and development expenses. Total operating expenses were $31,610 in the three months ended June 30, 2021, compared to $13,256 in the same period of 2020, representing an increase in operating expenses of $18,354, or 138.5%, from the three months ended June 30, 2020. The increase in operating expenses was primarily attributable to increases in legal and accounting expenses related to regulatory compliance requirements. As SecureTech continues to grow, we anticipate that our regulatory compliance expenses will likely continue to rise.

Loss From Operations

As a result of the foregoing, our loss from operations was ($24,662) during the three months ended June 30, 2021, compared with ($8,117) for the same period of 2020. This $16,545, or 203.8%, increase in our loss from operations was primarily attributable to increases in legal and accounting expenses related to regulatory compliance requirements. As SecureTech continues to grow, we anticipate that our regulatory compliance expenses will likely continue to rise.

Net Loss

The result was that our net loss was ($24,662) during the three months ended June 30, 2021, compared with ($8,117) for the same period of 2020. This $16,545, or 203.8%, increase in our net loss was primarily attributable to increases in legal and accounting expenses related to regulatory compliance requirements. As SecureTech continues to grow, we anticipate that our regulatory compliance expenses will likely continue to rise.

Comparison of the Six Months Ended June 30, 2021 and 2020

The following table sets forth the results of our operations for the six months ended June 30, 2021 and 2020.

	Six months ended June 30,
	2021	2020
Sales	$20,532	$6,749
Cost of goods sold	(5,506)	(1,610)
Gross profit	15,026	5,139
Operating expenses	(49,085)	(32,369)
Loss from operations	(34,059)	(27,230)
Net loss	$(34,059)	$(27,230)

Sales

Sales for the six months ended June 30, 2021, were $20,532, compared to $6,749 for the same period of 2020, representing an increase of $13,783, or a 204.2% increase compared to the previous fiscal period. All sales were attributable to Top Kontrol.

Cost of Goods Sold

Our cost of goods sold consists primarily of purchasing components and circuitry from various vendors then utilizing third-party contract manufacturing facilities to produce our products, with final assembly conducted at our Minnesota headquarters. Cost of goods sold for the six months ended June 30, 2021, was $5,506, compared to $1,610 for the same period of 2020. As a percentage of overall sales, the cost of goods sold was 26.8% during the six months ended June 30, 2021, compared to 23.9% for the same fiscal period a year ago.

Gross Profit

Gross profit for the six months ended June 30, 2021, was $15,026, compared to $5,139 for the same period of 2020. Our gross profit margin was 73.2% during the six months ended June 30, 2021, compared to 76.1% for the same fiscal period a year ago. The decrease in gross profit margin is a shift towards selling Top Kontrol primarily to resellers versus strictly the end user a year ago.

Operating Expenses

	Six months ended June 30,
	2021	2020
Operating expenses:
General and administrative	$49,008	$32,369
Research and development	77	-
Operating expenses	$49,085	$32,369

Our operating expenses for the fiscal period consisted of two components: general and administrative expenses and research and development expenses. Total operating expenses were $49,085 in the six months ended June 30, 2021, compared to $32,369 in the same period of 2020, representing an increase in operating expenses of $16,716, or 51.6%, from the six months ended June 30, 2020. The increase in operating expenses was primarily attributable to increases in legal and accounting expenses related to regulatory compliance requirements. As SecureTech continues to grow, we anticipate that our regulatory compliance expenses will likely continue to rise.

Loss From Operations

As a result of the foregoing, our loss from operations was ($34,059) during the six months ended June 30, 2021, compared with ($27,230) for the same period of 2020. This $6,829, or 25.1%, increase in our loss from operations was primarily attributable to increases in legal and accounting expenses related to regulatory compliance requirements. As SecureTech continues to grow, we anticipate that our regulatory compliance expenses will likely continue to rise.

Net Loss

The result was that our net loss was ($34,059) during the six months ended June 30, 2021, compared with ($27,230) for the same period of 2020. This $6,829, or 25.1%, increase in our net loss was primarily attributable to increases in legal and accounting expenses related to regulatory compliance requirements. As SecureTech continues to grow, we anticipate that our regulatory compliance expenses will likely continue to rise.

Total Stockholders’ Equity.

Our stockholders’ equity was $274,158 as of June 30, 2021.

Comparison of Fiscal Years Ended December 31, 2020 and 2019 (Audited)

The following table sets forth the results of our operations for the fiscal years ended December 31, 2020 and 2019.

	Fiscal Year Ended December 31,
	2020	2019
Sales	$20,266	$-
Cost of goods sold	(5,882)	-
Gross profit	14,384	-
Operating expenses	(78,825)	(61,286)
Loss from operations	(64,441)	(61,286)
Net loss	$(64,441)	$(61,286)

Sales

Sales for the fiscal years ended December 31, 2020, were $20,266, compared to $-0- for the same period of 2019. All sales were attributable to Top Kontrol.

Sales for the fiscal years ended December 31, 2020, were negatively impacted by the continuing COVID-19 pandemic. In particular, we have encountered numerous delays in establishing a group training and certification program necessary to educate and authorize automobile technicians to safely and properly install and repair our Top Kontrol product. It is simply not safe for groups of people to gather within the confines of small interior areas, which are typical of most automobile repair bays where we would typically perform this type of hands-on training.

We were hosting modified COVID-19 aware classes in September 2020 and October 2020, but then it became too cold to continue this revised program. The revised training and certification program was held outdoors in open parking lots. Participants observed personal COVID-19 safety measures, including sanitizing hands, wearing masks, and maintaining social distancing protocols.

Having a limited number of Top Kontrol Certified Technicians available to install Top Kontrol significantly restricts the number of customer installations being performed, which subsequently influences retail customers to delay purchases until they can have it readily installed in their vehicle.

However, because we did not commence marketing and selling Top Kontrol before this pandemic, we have no historical perspective to quantify or speculate on the extent COVID-19 is having on our sales and overall financial condition.

Cost of Goods Sold

Our cost of goods sold consists primarily of purchasing components and circuitry from various vendors then utilizing third-party contract manufacturing facilities to produce our products, with final assembly conducted at our Minnesota headquarters. Cost of goods sold for the fiscal year ended December 31, 2020, was $5,882, compared to $-0- for the same period of 2019. As a percentage of overall sales, cost of goods sold was 29.0% during the fiscal year ended December 31, 2020.

Gross Profit

Gross profit for the fiscal year ended December 31, 2020, was $14,384, compared to $-0- for the same period of 2019. Our gross profit margin was 71.0% during the fiscal year ended December 31, 2020.

Operating Expenses

	Fiscal Year Ended December 31,
	2020	2019
Operating expenses:
General and administrative	$78,395	$52,281
Research and development	430	9,005
Operating expenses	$78,825	$61,286

Our operating expenses consisted of two components: general and administrative expenses and research and development expenses. Total operating expenses were $78,825 for the fiscal year ended December 31, 2020, compared to $61,286 for the same period of 2019, representing an increase in operating expenses of $17,539, or 28.6%, during the fiscal year ended December 31, 2020.

General and administrative expenses consisted of selling, general and administrative expenses, legal and accounting expenses, and regulatory compliance expenses. During the fiscal year ended December 31, 2020, our general and administrative expenses were $78,395, compared to $52,281 for the same period of 2019, representing an increase of $26,114, or 50.0%. The increase in general and administrative expenses is the result of higher accounting and regulatory compliance expenses and expenses related to selling Top Kontrol.

Research and development expenses are expenses related to the development and certification of our products. During the fiscal year ended December 31, 2020, our research and development expenses were $430, which were attributable to a new product under development, which has been temporarily suspended due to COVID-19 travel and local “lock-down” mandates currently in place. Our research and development expenses for the same period of 2019 were $9,005, which were attributable to final development expenses associated with Top Kontrol. The result was a decrease in research and development expenses of ($8,575), or (95.2%). Research and development expenses will continue to vary considerably, depending on the product cycle. Presently, we are developing our second product and expect to incur continued research and development expenses before its commercial release.

Loss From Operations

As a result of the preceding, our loss from operations was ($64,441) during the fiscal year ended December 31, 2020, compared with ($61,286) for the same period of 2019. This $3,155, or 5.2%, increase in our loss from operations is the result of a significant increase in our general and administrative expenses, which was nearly offset by our sales of Top Kontrol.

Net Loss

As a result of the preceding, our net loss was ($64,441) during the fiscal year ended December 31, 2020, compared with ($61,286) for the same period of 2019. This $3,155, or 5.2%, increase in our net loss is the result of a significant increase in our general and administrative expenses, which was nearly offset by our sales of Top Kontrol.

Total Stockholders’ Equity.

Our stockholders’ equity was $135,967 as of December 31, 2020.

Liquidity and Capital Resources

Our principal demands for liquidity are related to our efforts to generate sales, manufacture inventory, and expenditures related to sales, regulatory compliance, and general corporate purposes. We intend to meet our liquidity demands, including capital expenditures related to the manufacture of inventory and the expansion of our business, primarily through cash flow provided by operations and sales of our securities.

We rely primarily on internally generated cash flow and available working capital to support operations and growth. As of June 30, 2021, we did not have any credit facilities. Although we believe that our current cash and anticipated cash receipts from sales of Top Kontrol will be sufficient to meet our planned working capital requirements and capital expenditures over the next 12 months, we are constantly exploring additional sources of new capital. Without limiting our available options, future financings will most likely be through the sale of additional shares of our common stock. We may also include warrants, options, and/or rights in conjunction with any future issuances of our common stock. However, we can give no assurance that future financing will be available to us and, if available to us, in amounts or on terms acceptable to us.

We had net working capital of $274,158 as of June 30, 2021, an increase of $138,191, or 101.6%, from net working capital of $135,967 as of December 31, 2020. The ratio of current assets to current liabilities was 93.6-to-1 on June 30, 2021.

The following is a summary of cash provided by or used in each of the indicated types of activities during the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,
	2021	2020
Cash provided by (used in):
Operating activities	($28,334)	($77,846)
Financing activities	$172,250	$65,895

Net cash used in operating activities was ($28,334), a decrease of ($49,512), or (63.6%), from cash used in operating activities of ($77,846) during the same period of 2020.

Net cash provided by financing activities was $172,250, an increase of $106,355, or 161.4%, from cash generated from financing activities of $65,895 during the same period of 2020.  The increase in cash inflow from financing activities was from our ongoing Series C Private Placement Offering, which allows for the sale of up to 1,000,000 shares of our common stock, $0.001 par value, at a fixed price of $0.25 per share.  Through June 30, 2021, we sold an aggregate of 689,000 shares for $172,250 in cash. The offering will continue until either all 1,000,000 shares offered are sold or our Board of Directors decides to close the offering.

Impact of the COVID-19 (Coronavirus) Pandemic

In December 2019, a novel strain of coronavirus, which causes the disease known as COVID-19, was reported to have surfaced in Wuhan, China. Since then, COVID-19 coronavirus has spread globally. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic, and the U.S. government imposed travel restrictions on travel between the United States, Europe, and many other countries worldwide. The COVID-19 pandemic has significantly negatively affected the global economy, seriously disrupted global supply chains, and created a significant disruption of the financial and retail markets, including a substantial disruption and dampening in consumer demand for the automotive industry, including specialty equipment manufacturers such as ourselves.

Because we began manufacturing and selling Top Kontrol during the fiscal year ended December 31, 2020, we cannot determine, compare, or estimate with any degree of accuracy to what extent the pandemic may be hindering our sales efforts. While we believe this pandemic has had, and continues to have, a material impact on our business growth and launching Top Kontrol, we do not have enough operating history to accurately evaluate or quantify the extent this pandemic may have impacted the following areas of our business:

•	Raw material and component supply chains
•	Product sales
•	Training and educating prospective Top Kontrol Certified Technicians
•	Marketing and advertising efficiencies

In addition to the preceding, we believe that sales continue to be negatively impacted by the ongoing COVID-19 pandemic. We have encountered numerous delays in establishing a group training and certification program to educate and authorize automobile technicians to install and repair our Top Kontrol product safely and professionally.

Having a limited number of Top Kontrol Certified Technicians available to install Top Kontrol significantly restricts the number of customer installations being performed, which subsequently influences retail customers to delay purchases until they can have it readily installed in their vehicle.

Because we did not commence marketing and selling Top Kontrol before this pandemic, we have no historical perspective to quantify or speculate on the extent COVID-19 is having on our sales and overall financial condition.

Uncertainties regarding the economic impact of COVID-19 are likely to result in sustained market turmoil while businesses remain shuttered (or operating at diminished capacity). Many prospective customers remain home under government “lockdown” mandates, guidelines, and a general fear of leaving the safety of their homes, which may also negatively impact our business, financial condition, and cash flows for an unknown length of time.

Uncertainties regarding the economic impact of COVID-19 are likely to result in sustained market turmoil while businesses remain shuttered (or operating at diminished capacity). Many prospective customers remain home under government “lockdown” mandates, guidelines, and a general fear of leaving the safety of their homes, which may also negatively impact our business, financial condition, and cash flows for an unknown length of time.

Going Concern Consideration

Our independent registered public accounting firm has issued a going concern opinion in their audit report dated March 18, 2021, which can be found in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 18, 2021. This means that our auditors believe there is substantial doubt that we can continue as an ongoing business for the next 12 months.

Off-Balance Sheet Operations

As of June 30, 2021, we had no off-balance sheet activities or operations.

Contractual Obligations

As of June 30, 2021, we did not have any contractual obligations.

BUSINESS

Business Overview

SecureTech is an emerging growth company focused on developing and marketing personal and automobile security and safety devices and technologies. SecureTech first product, Top Kontrol, is currently being sold in the United States.

Products

Top Kontrol is the world’s most advanced anti-theft and anti-carjacking system currently available. Unlike our competitors’ products that only protect a vehicle from unattended theft, Top Kontrol takes vehicle security and passenger safety to the next level – it prioritizes the driver and passengers’ safety. Top Kontrol is presently the only automobile security and personal safety system able to thwart an active carjacking attempt without any action by the driver.

Top Kontrol knows the difference between the authorized driver and an unauthorized thief or carjacker through its advanced patented design. This is achieved using strategically placed sensors in the vehicle and a unique FOB device hidden on the authorized driver’s person. Regardless of whether someone tries to steal your vehicle while it is innocently idling unattended in a parking lot or attempt to take it by force at gunpoint, Top Kontrol will only allow the unauthorized driver to drive for 15-20 seconds before automatically turning the engine off and preventing any restart attempts. This prevents the thief from stealing your car and allows the occupants sufficient time to run for safety in the event of an armed carjacking. SecureTech is not aware of any other product on the market that offers a cost-effective solution to the skyrocketing carjacking problem.

Because Top Kontrol is wired into the automobile’s ignition and lighting systems, it must be installed and serviced by a Top Kontrol Certified Technician.

Key Advantages of Top Kontrol:

•	Anti-theft circuits actively prevent automobile theft and carjacking
•	Automatically prevents theft although keys are in ignition and engine is idling
•	Active and passive prevention of carjacking
•	Does not interfere with vehicle’s other systems
•	Compatible with most makes and models of cars and trucks
•	Manual engine kill switch
•	Key-based system prevents thieves from hacking wirelessly transmitted security codes
•	Does not draw battery power – system works even with a disabled car battery

Retail Package Top	Retail Package Bottom

For additional information on our Top Kontrol product, please visit our product website www.topkontrol.com.

Industry: Carjackings Skyrocketing

Carjackings more than doubled during 2020. Top Kontrol is presently the only known automobile safety device that can thwart an active carjacking attempt without any action by the driver. Below are just a few reports about this growing problem without any long-term solutions:

•Minneapolis, MN police report carjackings up more than 537% in 2020 (source: ABC, December 12, 2020);

•Chicago, IL police report carjackings up more than 134% in 2020 (source: ABC7, December 4, 2020);

•Jackson, MS police report carjackings up more than 120% in 2020 (source: WLBT, December 24, 2020);

•New Orleans, LA police report carjackings up more than 153% in 2020 (source: 4WWL, December 9, 2020); and

•Washington, DC police report carjacking up more than 141% in 2020 (source: WUSA, December 27, 2020).

Corporate History

SecureTech was incorporated under the State of Wyoming’s laws on March 2, 2017, under SecureTech, Inc. The Company amended its Articles of Incorporation on December 20, 2017, to change its name to SecureTech Innovations, Inc.

Competition

SecureTech faces formidable competition in every aspect of its business. Our company’s success or failure will depend mainly upon Management’s ability to develop competitive products and successfully market them to attract enough new customers, enabling us to generate sufficient revenues to become profitable.

SecureTech competes against better-established competitors with substantially greater financial resources and longer operating histories. Our competitors’ resources and market presence may provide them with significant advantages in marketing, purchasing, and negotiating leverage. Some of our better-known competitors include Viper (www.viper.com) and LoJack Corporation (www.lojack.com). Below is a table providing a comparative overview of how Top Kontrol stacks up to the competitors’ product offerings:

FEATURES	TOP KONTROL	VIPER[1]	LOJACK[2]
Electronic/engine Immobilizers	√	√
Kill Switch	√
Light and Siren	√	√
Electronic Tracking System			√
Carjacking Security Features	√
Automatic Secured for preventing carjacking	√
Automatic Secured features to prevent theft even if keys are left in the ignition and/or engine idling	√
Key-based system to prevent interception of wirelessly transmitted security codes	√
Does not require a 24/7 power feed	√
MSRP	$449	$499+	$695+

(1)Viper 5806 car alarm model.

(2)LoJack® Stolen Vehicle Recovery System.

In addition to the competitors listed above, we are competing with other lesser-known competitors and competitors presently not known to us or, possibly, not even formed yet.

We believe that our targeted industry is sufficiently large enough that we will be able to compete successfully against our competitors with our existing and future products. However, it is essential to note that the underlying product technology is always evolving and expanding with new competitors continuously innovating better products that could eventually outperform our then offered products or, worse, possibly render them obsolete.

Manufacturing

SecureTech presently uses US-based contract manufacturers to manufacture its products, with final assembly performed at SecureTech’s Minnesota headquarters. SecureTech does not have any long-term or exclusivity agreements with any contract manufacturer and is free to change or negotiate with new contract manufacturers at its sole discretion.

Additionally, Management has been exploring the feasibility of establishing a warehouse and manufacturing facility in Florida once the ongoing COVID-19 pandemic has passed. Our goal with this location would be to facilitate international sales and exports while reducing overall manufacturing and shipping expenses.

SecureTech’s products proudly carry the “Made in the USA” designation.

Government Regulation

Our products are designed to meet all known existing or proposed governmental regulations. We believe that we currently meet current standards for approvals by government regulatory agencies for our products.

Top Kontrol was issued a Federal Communications Commission (FCC) Declaration of Conformity certification in March 2020.

Compliance with Environmental Laws

We believe there are no material issues or material costs associated with our compliance with environmental laws. We did not incur environmental expenses in fiscal periods ended June 30, 2021, and December 31, 2020, nor do we anticipate environmental expenses in the foreseeable future.

Intellectual Property Rights and Proprietary Information

We operate in an industry where innovation, investment in new ideas, and protection of resulting intellectual property rights are essential drivers of success. We rely on various intellectual property protections for our products and technologies, including patent, trademark and trade secret laws, and contractual obligations. We pursue a policy of vigorously enforcing our intellectual property rights.

Patents that have been issued and/or licensed to SecureTech and their dates of issuance are:

•On May 7, 2013, Shongkawh, LLC, a related party controlled by our President and CEO, was issued US Patent No. 8,436,721 entitled “Automobile Theft Protection and Disablement System,” by the US Patent & Trademark Office (“USPTO”). This patent expires on March 19, 2030. SecureTech has the exclusive license for the use of this patent through its expiration date.

In addition to such factors as innovation, technological expertise, and experienced personnel, we believe robust product offerings that are continually upgraded and enhanced will keep us competitive. We will seek patent protection on significant technological improvements that we make. We have an ongoing policy of filing patent applications to seek protection for our products and technologies’ novel features. Prior to the filing and granting of patents, our policy is to disclose critical elements to patent counsel and maintain these features as trade secrets before product introduction. Patent applications may not result in issued patents covering all-important claims and could be denied in their entirety. We also file for trade name and trademark protection when appropriate. We are the owner of federally registered trademarks, including SECURETECH INNOVATIONS® and TOP KONTROL®.

Our policy is to enter into nondisclosure agreements with each employee, consultant, or third party to whom any of our proprietary information may be disclosed. These agreements prohibit disclosing our confidential information to others, both during and after employment or working relationship.

Employees

As of June 30, 2021, we had no full-time or part-time employees; we have three non-paid founding executive officers and three commission-based independent sales representatives based in our Roseville, Minnesota office.

During the fiscal year ending December 31, 2021, our founding executive team intends to transition into working for SecureTech full-time. Additionally, we are currently building a sales team and are actively in the hiring process to staff it with qualified full-time sales personnel. However, the COVID-19 pandemic is hindering this process somewhat and makes it more challenging to find and interview prospective job applicants.

Available Information

We maintain a website with the address www.securetechinnovations.com. We make available free of charge through our Internet website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements, and any amendments thereto, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. We are not including the information on our website as a part of, nor incorporating it by reference into, this report. Additionally, the SEC maintains a website that contains annual, quarterly, and current reports, proxy statements, and other information that issuers, including us, file electronically with the SEC. The SEC’s website address is www.sec.gov.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Our executive officers and directors and their respective ages as of the date of this prospectus are as follows:

Name	Age	Position

Kao Lee	52	President, Chief Executive Officer, and Director
Anthony Vang	49	Treasurer, Secretary, and Director
Abdikarim H. Farah	52	Vice President

Kao Lee is a co-founder and has served as our President, Chief Executive Officer, and member of our Board of Directors since our inception in March 2017. Mr. Lee concurrently serves as the President and Chief Executive Officer of Shongkawh, LLC (since its inception in 2009), a research and development firm focused on personal and automobile security and safety devices and technologies. At Shongkawh, Mr. Lee’s responsibilities have included directing technological development, overseeing product marketing and promotion phases, and facilitating international relationships with technology buyers, particularly in Asia and Europe.

Mr. Lee is not currently an officer or director of any other reporting company, and he intends to devote approximately 50%, or 20 to 25 hours per week, of his business time to our affairs.

Anthony Vang is a co-founder and has served as our Treasurer, Secretary, and member of our Board of Directors since our inception in March 2017. Mr. Vang concurrently serves as a Director of Shongkawh, LLC (since its inception in 2009), a research and development firm focused on personal and automobile security and safety devices and technologies.

Prior to co-founding SecureTech and Shongkawh, Mr. Vang served as a Director of Evergreen Home Healthcare Company from 2005 through 2009. At Evergreen, he assisted with obtaining regulatory licenses, procuring new business and contracts, and overseeing the company's general management.

Mr. Vang is not currently an officer or director of any other reporting company, and he intends to devote approximately 50%, or 20 to 25 hours per week, of his business time to our affairs.

Abdikarim H. Farah has served as a Vice President since our inception in March 2017. Mr. Farah concurrently is a Senior Representative at African Resource Group, Inc., a position he has held since 2015.

Prior to joining African Resource Group and SecureTech, Mr. Farah founded Addan & Associates, LLC in 2005, a Minnesota-based consulting firm that mentors and coaches both businesses and individuals in the areas of sales and marketing strategies. Mr. Farah continues to provide these consulting services through Addan & Associates.

In addition to the preceding, Mr. Farah has worked in the health care field as a Senior Pharmacy Tech at Walgreens Pharmacy between 1997 and 2000. He also worked at the Minnesota General Hospital Hennepin County Medical Center pharmacy department between 1999 and 2014 as Senior Pharmacy Technician and Customer Representative.

Mr. Farah is not currently an officer or director of any other reporting company, and he intends to devote approximately 25%, or 5 to 10 hours per week, of his business time to our affairs.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our Bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Family Relationships

There are no family relationships between or among the directors, executive officers, or persons nominated or chosen by us to become directors or executive officers.

Committees of the Board of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee, or any other committee of our Board of Directors. As such, our entire Board of Directors acts as our audit committee.

Audit Committee Financial Expert

Our Board of Directors does not currently have any member who qualifies as an audit committee financial expert. We believe that the cost of retaining such a financial expert at this time is prohibitive. Further, because we are a smaller reporting company, we believe the services of an audit committee financial expert are not necessary at this time.

Involvement in Legal Proceedings

None of our officers or directors – past or present – have appeared as a party during the past ten (10) years in any legal proceedings that may bear on their ability or integrity to serve as an officer or director of SecureTech.

Code of Ethics

We do not currently have a Code of Ethics applicable to our principal executive, financial, and accounting officers.

Potential Conflict of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our Board of Directors. Thus, there is a potential conflict of interest in that our officers and directors have the authority to determine issues concerning management compensation, including their own personal compensation package and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with our sole officer and director.

Board of Director’s Role in Risk Oversight

The Board of Directors assesses on an ongoing basis the risks faced by SecureTech. These risks include financial, technological, competitive, and operational risks. The Board of Directors dedicates time at each of its meetings to review and consider the relevant risks faced at that time. Additionally, since SecureTech does not have an Audit Committee, the Board of Directors is also responsible for the assessment and oversight of SecureTech’s financial risk exposures.

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EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our officers for all services rendered in all capacities to us for our fiscal years ended December 31, 2020 and 2019. No cash compensation has been paid to any of our officers from inception on March 2, 2017 through December 31, 2020.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value & Nonqual-ified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Totals ($)

Kao Lee, President,CEO, and Director (1)	2020 2019	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0
Anthony Vang, Treasurer, Secretary, and Director (2)	2020 2019	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0
Abdikarim Farah, Vice President (3)	2020 2019	0 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0

(1)Mr. Lee received 75,000,000 shares of our common stock on March 2, 2017. These shares were issued as Founder’s Shares, which are recorded with a net valuation of $-0-.

(2)Mr. Vang received 5,000,000 shares of our common stock on March 2, 2017. These shares were issued as Founder’s Shares, which are recorded with a net valuation of $-0-.

(3)Mr. Farah received 1,000,000 shares of our common stock on November 15, 2017. These shares were issued as Founder’s Shares, which are recorded with a net valuation of $-0-.

The table below summarizes all compensation awarded to, earned by, or paid to our directors for all services rendered in all capacities to us for our fiscal years ended December 31, 2020 and 2019. No cash compensation has been paid to any of our directors from inception on March 2, 2017 through December 31, 2020.

Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen-sation ($)	Total ($)

Kao Lee	0	0	0	0	0	0	0
Anthony Vang	0	0	0	0	0	0	0
Abdulcadir Haji (1)	0	0	0	0	0	0	0

(1)Abdulcadir Haji joined SecureTechs's Board of Directors on March 2, 2017 (inception) and served as a director until April 2021 to focus solely on his gold mining and refining businesses.

All compensation received by our officers and directors has been disclosed. There are no stock option, retirement, pension, or profit-sharing plans for the benefit of our officers and directors.

Employment Agreements

We have not entered into any employment agreements with any of our officers or directors. As of the date of this prospectus, we had no officers or directors other than those listed above. All future employment arrangements are subject to the discretion of our Board of Directors.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as an incentive for performance.

Outstanding Equity Awards at the End of the Fiscal Year

We do not have and have never had any equity compensation plans, and therefore, no equity awards are outstanding as of the date of this registration statement.

Bonuses and Deferred Compensation

We may pay bonuses as determined by the Board of Directors from time to time based on performance, which may either be paid in stock or cash at the Board's discretion.

Options and Stock Appreciation Rights

We do not currently have a stock option or other equity incentive plan. We may adopt one or more such programs in the future.

Payment of Post-Termination Compensation

We do not have change-in-control agreements with any of our directors or executive officers. We are not obligated to pay severance or other enhanced benefits to executive officers upon the termination of their employment.

Officer Compensation

We intend to begin paying our officers reasonable cash compensation once SecureTech achieves sufficient cash flow levels from the sale of its products later this fiscal year.

Director Compensation

We have no plans to begin paying our directors any cash compensation until our business becomes operationally profitable. However, we may reimburse our directors for any out-of-pocket travel and lodging expenses associated with their attendance of Board meetings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 20, 2021, certain information as to shares of our common stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group.

Unless otherwise noted, each shareholder's mailing address is 2355 Highway 36 West, Suite 400, Roseville, MN 55113.

Name of Beneficial Owner	Shares of Common Stock	Percentage of Class (1)

Officers and Directors
Kao Lee, President, CEO, and Director	69,000,000	40.3%
Anthony Vang, Treasurer, Secretary, and Director	10,000,000	5.8%
Abdikarim Farah, Vice President	1,000,000	0.6%
All officers and directors as a group (3 persons)	80,000,000	46.7%

Five Percent Stockholders
African Resource Group, Inc. (2)	58,000,000	33.9%

(1)Based on 171,331,300 shares issued and outstanding as of August 20, 2021.

(2)These shares were returned to SecureTech via a stock claw back. SecureTech is in the process of cancelling these shares.

Securities Authorized for Issuance Under Equity Compensation Plans

As of August 20, 2021, we did not have any authorized Equity Compensation Plans. Further, we have no plans to create any such plan or plans during the fiscal year ending December 31, 2021.

Changes in Control

We are unaware of any contract or other arrangement that could result in a change of control of SecureTech.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock was assigned the trading symbol “SCTH” on the OTC Pink marketplace on March 29, 2021. As of the date of this prospectus, a market has not developed. We can offer no assurances that a market will ever develop for shares of our common stock. The most recent bid price of our common stock was $0.30 a share on August 20, 2021

As of August 20, 2021, there were approximately 101 holders of record of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

On March 2, 2017, SecureTech entered into a Patent License Agreement with Shongkawh, LLC (“Licensing Agreement”), which is controlled by our executive officers Kao Lee and Anthony Vang (and directly owned by Mr. Lee and his brother, Thao Lee) is deemed a related party. This Licensing Agreement gives us exclusive use and control of United States Patent No. 8,436,721.

Under the terms of the Licensing Agreement, ShongKawh is to receive a royalty of 2% of all products manufactured under this patent, which includes our Top Kontrol product. The 2% royalty is based on SecureTech’s selling price of any products utilizing this patent, which would typically be the wholesale price we offer to distributors. Royalties are to accrue and be paid in quarterly calendar payments.

We cannot project what these royalties may amount to at this time, if any, but we do not believe they will exceed $120,000 in any given calendar year.

Indemnification

Section 78.138 of the Wyoming Revised Statutes (“WRS”) provides that directors and officers of Wyoming corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. WRS also provides that directors and officers may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Further, Article X of our bylaws contains provisions that allow SecureTech to indemnify its officers, directors, employees, and agents.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by directors, officers, or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Corporate Governance and Director Independence

Our Board of Directors has not established Audit, Compensation, and Nominating or Governance Committees as standing committees. The Board does not have an executive committee or any committees performing a similar function. We are not currently listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent. Our Directors have determined that they are not “independent” under the definition set forth in the listing standards of the NASDAQ Stock Market, which is the definition that the Board has chosen to use for the purposes of determining independence, as the OTCQB does not provide such a definition. Therefore, our directors are not independent.

LEGAL PROCEEDINGS

During the past ten years no director, person nominated to become a director or executive officer, or promoter of SecureTech has been involved in any legal proceeding that would require disclosure hereunder.

From time to time, we may become subject to various legal proceedings and claims that arise in the ordinary course of our business activities. However, litigation is subject to inherent uncertainties for which the outcome cannot be predicted. Any adverse result in these or other legal matters could arise and cause harm to our business. We currently are not party to any claim or litigation, the outcome of which, if determined adversely to us, would individually or in the aggregate be reasonably expected to have a material adverse effect on our business.

EXPERTS

Our financial statements included in this prospectus and the registration statement have been audited by M&K CPAS, PLLC, Independent Registered Public Accounting Firm, of Houston, Texas to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Eilers Law Group, P.A., our legal counsel, has provided an opinion on the validity of our common stock. We retained their counsel solely for the purpose of providing this opinion and have not received any other legal services from this firm.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 78.138 of the Wyoming Revised Statutes (“WRS”) provides that directors and officers of Wyoming corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. WRS also provides that directors and officers may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Further, Article X of our bylaws contains provisions that allow SecureTech to indemnify its officers, directors, employees, and agents.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a directors, officers, or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. Copies of such periodic reports, proxy statements, and other information are available for inspection without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of these filings may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

These filings and other documents are available and may be accessed on our website at www.securetechinnovations.com/#sec-and-regulatory-filings. You may request a copy of these filings at no cost by writing us at 2355 Highway 36 W, Suite 400, Roseville, MN 55113.

We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference in this prospectus.

REPORTS TO SHAREHOLDERS

We are currently subject to the reporting and other requirements of the Exchange Act which requires us to furnish to our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and make available quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

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Table of ContentsIndex to Financial Statements

FINANCIAL STATEMENTS

Table of ContentsIndex to Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of SecureTech Innovations, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of SecureTech Innovations, Inc. (the Company) as of December 31, 2020 and 2019, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

As discussed in Note 2 to the financial statements, the Company had a going concern due to a continual net loss, stockholders’ deficiency and cash used in operations.

Auditing management’s evaluation of a going concern can be a significant judgment given the fact that the Company uses management estimates on future revenues and expenses which are not able to be substantiated.

To evaluate the appropriateness of the going concern, we examined and evaluate the financial information that was the initial cause along with management’s plans to mitigate the going concern and management’s disclosure on going concern.

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Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company suffered a net loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2017.

Houston, TX
March 18, 2021

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SECURETECH INNOVATIONS, INC.

BALANCE SHEETS

ASSETS

	December 31,
	2020	2019
Current assets:
Cash and equivalents	$89,804	$133,069
Inventories	48,993	-
Other current assets	-	1,545
Total current assets	138,797	134,614

Total assets:	$138,797	$134,614

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)

Current liabilities:
Accounts payable	1,335	100
Sales tax payable	1,495	-
Total current liabilities	$2,830	100

Total liabilities	$2,830	$100

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 50,000,000 shares authorized	-	-
Common stock, $0.001 par value, 500,000,000 shares authorized; 170,442,300 and 170,003,000 shares issued and outstanding, respectively	170,442	170,003
Additional paid-in capital	312,543	247,088
Accumulated deficit	(347,018)	(282,577)

Total stockholders’ equity (deficit)	$135,967	$134,514

Total liabilities and stockholders’ equity (deficit)	$138,797	$134,614

The accompanying notes to the financial statements are an integral part of these statements.

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SECURETECH INNOVATIONS, INC.

STATEMENTS OF OPERATIONS

	For the fiscal year ended December 31,
	2020	2019

Revenues:
Sales	$20,266	$-
Cost of goods sold	5,882	-
Gross profit	14,384	-

Expenses:
General and administrative	$78,395	$52,281
Research and development	430	9,005
Total operating expenses	78,825	61,286

(Loss) from operations	(64,441)	(61,286)

Provision for income taxes	-	-

Net (loss)	$(64,441)	$(61,286)

Loss per share, basic and diluted	$(0.00)	$(0.00)

Weighted average number of common shares outstanding, basic and diluted	170,283,274	170,461,904

The accompanying notes to the financial statements are an integral part of these statements.

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SECURETECH INNOVATIONS, INC.

STATEMENT OF STOCKHOLDERS’ EQUITY

For the period from December 31, 2018 to December 31, 2020

			Additional
	Common Stock		Paid In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2018	172,503,000	$172,503	$244,588	($221,291)	$195,800
Cancellation of common shares	(2,500,000)	(2,500)	2,500	-	-
Net loss	-	-	-	(61,286)	(61,286)
Balance, December 31, 2019	170,003,000	$170,003	$247,088	($282,577)	$134,514
Issuance of common shares for cash	439,300	439	65,455	-	65,894
Net loss	-	-	-	(64,441)	(64,441)
Balance, December 31, 2020	170,442,300	$170,442	$312,543	($347,018)	$135,967

The accompanying notes to the consolidated financial statements are an integral part of these statements.

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SECURETECH INNOVATIONS, INC.

STATEMENTS OF CASH FLOWS

	For the fiscal year ended December 31,
	2020	2019
Cash flows from operating activities:
Net (loss)	$(64,441)	$(61,286)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Changes in operating assets and liabilities:
(Increase) in inventories	(48,993)	-
(Increase) decrease in other current assets	1,545	(1,545)
Increase (decrease) in accounts payable	1,235	-
Increase (decrease) in sales tax payable	1,495	-

Net cash used in operating activities	(109,159)	(62,831)

Cash flows from financing activities:
Issuance of common stock for cash	65,894	-

Net cash provided by financing activities	65,894	-

Net increase (decrease) in cash	(43,265)	(62,831)

Cash – beginning of period	133,069	195,900

Cash – end of period	$89,804	$133,069

Non-cash financing activities:
Share cancellation	$-	$2,500

The accompanying notes to the financial statements are an integral part of these statements.

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SECURETECH INNOVATIONS, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2020

NOTE 1 – Summary of Significant Accounting Policies

Organization

SecureTech Innovations, Inc. (“Company” or “SecureTech”) was incorporated under the laws of the State of Wyoming on March 2, 2017, under the name SecureTech, Inc. The Company amended its Articles of Incorporation on December 20, 2017, to change its name to SecureTech Innovations, Inc.

SecureTech is an emerging growth company focused on developing and marketing personal and automobile security and safety devices and technologies. Through a licensed patent, SecureTech has created its initial product, Top Kontrol. Top Kontrol is unlike any other product on the market – it prioritizes the driver and passengers' safety. Not only does Top Kontrol protect your vehicle from unattended theft like other car alarms, but it is the only anti-theft and personal safety device able to thwart an active carjacking attempt without any action by the driver.

Through its advanced design and use of a licensed patent, Top Kontrol can tell the difference between an authorized driver and an unauthorized thief or carjacker using strategically placed sensors in the automobile and a unique FOB device hidden on the authorized driver’s person. Regardless of whether someone tries to steal your vehicle while it is innocently idling unattended in the parking lot or take it by force at gunpoint, Top Kontrol will only allow the unauthorized driver to drive for 15-20 seconds before automatically turning the engine off and preventing any attempt to restart the engine. This prevents the thief from stealing your car and/or allows the driver sufficient time to run to safety after being threatened at gunpoint. SecureTech is not aware of any other product on the market that solves the carjacking problem in the manner of Top Kontrol.

Because Top Kontrol is wired into the automobile’s ignition and lighting systems, it must be installed and serviced by a Top Kontrol Certified Technician.

Impact of the COVID-19 (Coronavirus) Pandemic

In December 2019, a novel strain of coronavirus, which causes the disease known as COVID-19, was reported to have surfaced in Wuhan, China. Since then, COVID-19 coronavirus has spread globally. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic and the U.S. government-imposed travel restrictions on travel between the United States, Europe, and many other countries worldwide. The COVID-19 pandemic has significantly negatively affected the global economy, significantly disrupted global supply chains, and created a significant disruption of the financial and retail markets, including a substantial disruption and dampening in consumer demand for the automotive industry, including specialty equipment manufacturers such as ourselves.

Because we began manufacturing and selling Top Kontrol during the fiscal year ended December 31, 2020, we cannot determine, compare, or estimate with any degree of accuracy to what extent the pandemic may be hindering our sales efforts. While we believe this pandemic has had a material impact on our business growth and launching Top Kontrol, we do not have enough operating history to accurately evaluate or quantify the extent this pandemic may have impacted the following areas of our business:

•	Raw material and component supply chains
•	Product sales
•	Training and educating prospective Top Kontrol Certified Technicians
•	Marketing and advertising efficiencies

In addition to the preceding, we believe that sales for the fiscal year ended December 31, 2020 were negatively impacted by the continuing COVID-19 pandemic. In particular, we have encountered numerous delays in establishing

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a group training and certification program necessary to educate and authorize automobile technicians to safely and properly install and repair our Top Kontrol product. It is simply not safe for groups of people to gather within the confines of small interior areas, which are typical of most automobile repair bays where we would typically perform this type of hands-on training.

Having a limited number of Top Kontrol Certified Technicians available to install Top Kontrol is significantly restricting the number of customer installations being performed, which is subsequently influencing retail customers to delay purchases until they can have it readily installed in their vehicle.

However, because we did not commence marketing and selling Top Kontrol before this pandemic, we have no historical perspective to quantify or speculate on the extent COVID-19 is having on our sales and overall financial condition.

Uncertainties regarding the economic impact of COVID-19 are likely to result in sustained market turmoil while businesses remain shuttered (or operating at diminished capacity). Many prospective customers remain home under government “lockdown” mandates, guidelines, and a general fear of leaving the safety of their homes, which may also negatively impact our business, financial condition, and cash flows for an unknown length of time.

Uncertainties regarding the economic impact of COVID-19 are likely to result in sustained market turmoil while businesses remain shuttered (or operating at diminished capacity). Many prospective customers remain home under government “lockdown” mandates, guidelines, and a general fear of leaving the safety of their homes, which may also negatively impact our business, financial condition, and cash flows for an unknown length of time.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles (“US GAAP”) for financial information and in accordance with the Securities and Exchange Commission’s (“SEC”) Regulation S-X. They reflect all adjustments which are, in the opinion of the Company’s management, necessary for a fair presentation of the financial position and operating results as of and for the fiscal periods ended December 31, 2020 and 2019.

Use of Estimates

The accompanying financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment. Actual results may vary from these estimates.

The worldwide spread of COVID-19 has resulted in a global slowdown of economic activity, which is likely to decrease demand for a broad variety of goods and services while also disrupting supply chains, sales channels, marketing activities, and general business operations for an unknown period of time until the disease is contained at local, regional, and worldwide levels. At this point, the extent to which COVID-19 may impact our financial condition or results of operations is uncertain. As of the date of issuance of these financial statements, we are not aware of any specific event or circumstance that would require us to update our estimates, judgments, or adjust the carrying value of our assets or liabilities. These estimates may change as new events occur and additional information is obtained and is recognized in the financial statements as soon as they become known. Actual results could differ from those estimates, and any such differences may be material to our financial statements.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents. As of December 31, 2020 and 2019, the Company had no cash equivalents.

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Fair Value of Financial Instruments

ASC 820, “Fair Value Measurements” and ASC 825, Financial Instruments, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. It establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. It prioritizes the inputs into three levels that may be used to measure fair value:

Level	Description

Level 1	Applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.
Level 2

Applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3	Applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Inventory and Cost of Sales

Inventories are stated at the lower of cost or realizable value, using the weighted average cost method. When an impairment indicator suggests that the carrying amounts of inventories might not be recoverable, the Company reviews such carrying amounts and estimates the net realizable value based on the most reliable evidence available at that time. An impairment loss is recorded if the net realizable value is less than the carrying value. Impairment indicators considered for these purposes are, among others, obsolescence, decrease in market prices, damage, and a firm commitment to sell.

Net Loss per Share Calculation

Basic net loss per common share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per shares is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. SecureTech excludes all potentially dilutive securities from its diluted net loss per share computation since their effect would be anti-dilutive because SecureTech recorded a loss for the fiscal years ended December 31, 2020 and 2019.

Revenue Recognition

Effective January 1, 2018, the Company adopted ASC 606 — Revenue from Contracts with Customers.

The Company’s primary source of revenue is from the sale of our Top Kontrol product. We began selling Top Kontrol in late April 2020.

Top Kontrol requires installation by a Certified Top Kontrol Technician. To become a Certified Top Kontrol Technician, an automotive technician must complete a one-day hands-on course hosted by the Company. Failure to have Top Kontrol installed by a Certified Top Kontrol Technician voids the product’s limited liability warranty.

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Because of this professional installation requirement, the Company sells its products to and through Authorized Dealers and Certified Top Kontrol Technicians. In the instances where the Company sells directly to the end-user, product installation must be performed by authorized Company personnel.

Revenue is recognized when performance obligations under the terms of a contract with our customers are satisfied. Revenue is recorded net of marketing allowances, volume discounts, and other forms of variable consideration. Generally, this occurs with the transfer of control of our product to the customer and payment has been received. The Company does not offer terms or credit to any of its customers.

Revenue Recognition; ASC 606 Five-Step Model

Under ASC 606, the Company recognizes revenue from the sale of service contracts by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

Revenue Recognition; General Right of Return

Customers are allowed to return goods that are defective (warranty returns). In some instances, customers may be allowed to return a limited number of units for periodic stock adjustment returns. Such stock adjustment returns would be limited to no more than 5% of their total units sold.

As is standard in the industry, we only will accept returns from active customers. If a customer ceases doing business with us, we have no further obligation to accept additional product returns from that customer.

Revenue Recognition; Concentration

As of December 31, 2020, the Company had three customers that each comprised in excess of 10% of the Company’s overall revenue. In aggregate, these three customers represented 37.7% of the Company’s revenue for the fiscal year ended December 31, 2020.

Income Taxes

The Company accounts for income taxes pursuant to FASB ASC 740, Income Taxes. Under FASB ASC 740-10-25, deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about its ability to realize the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

Fiscal Year

The Company elected December 31st for its fiscal year-end.

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Recent Accounting Pronouncements

There are various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 2 – GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements during the fiscal year ended December 31, 2020, the Company has not established a source of revenues sufficient to cover its operating costs. As such, it has incurred an operating loss since its inception. Further, as of December 31, 2020, the Company had an accumulated deficit of ($347,018). These and other factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s existence depends on management’s ability to develop profitable operations and obtain additional financing sources. There can be no assurance that the Company’s financing efforts will result in profitable operations or resolve the Company’s liquidity problems. The accompanying statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

NOTE 3 – OTHER CURRENT ASSETS

Other current assets are comprised of a variety of assets such as deposits, undeposited funds, and so forth. The following table summarizes the Company’s current assets as of December 31, 2020 and 2019:

	December 31,
	2020	2019
Other current assets:
Deposits, inventory	-	1,545
Total other current assets	$-	$1,545

NOTE 4 – INVENTORIES

Inventory is stated at the lower of cost or realizable value, using the weighted average cost method. When an impairment indicator suggests that the carrying amounts of inventories might not be recoverable, the Company reviews such carrying amounts and estimates the net realizable value based on the most reliable evidence available at that time. An impairment loss is recorded if the net realizable value is less than the carrying value. Impairment indicators considered for these purposes are, among others, obsolescence, decrease in market prices, damage, and a firm commitment to sell. The following table summarizes the Company’s inventories as of December 31, 2020 and 2019:

	December 31,
	2020	2019
Inventories:
Raw materials and work-in-progress	$1,971	$-
Finished goods	47,022	-
Gross inventories	48,993	-
Inventory valuation reserves	-	-
Inventories, net	$48,993	$-

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NOTE 5 – INCOME TAXES

The provision (benefit) for income taxes for the years ended December 31, 2020 and 2019 were as follows, assuming a 21% effective tax rate:

	For the fiscal year ended December 31,
	2020	2019
Current tax provision:
Federal
Taxable income	$-	$-

Total current tax provision	$-	$-

Deferred tax provision:
Federal
Loss carryforwards	$72,874	$61,286
Change in valuation allowance	(72,874)	(61,286)

Total deferred tax provision	$-	$-

As of December 31, 2020, the Company had approximately $347,018 in tax loss carryforwards that can be utilized in future periods to reduce taxable income through 2040.

The Company provided a valuation allowance equal to the deferred income tax assets for the period from March 2, 2017 (inception) to December 31, 2020 because it is not presently known whether future taxable income will be sufficient to utilize the tax loss carryforwards.

The Company has no uncertain tax positions.

NOTE 6 – STOCKHOLDERS’ EQUITY

Preferred stock

The Company has authorized 50,000,000 shares of preferred stock, $0.001 par value. The Company’s Board of Directors is authorized, without further action by the shareholders, to issue shares of preferred stock and to fix the designations, number, rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms.

As of December 31, 2020, the Company had no classes and -0- shares of preferred stock issued and outstanding.

Common stock

The Company has authorized 500,000,000 shares of common stock, with a par value of $0.001 per share.

2020 Issuances

During the fiscal year ended December 31, 2020, the Company conducted a private placement of its securities in the form of a Unit offering, in which each Unit included one share of the Company’s common stock and four stock purchase warrants with incremental exercise prices and expiration dates (See Note 6 – Warrants). Through this offering, the Company sold 439,300 Units for $65,894 in cash, or $0.15 a Unit, resulting in the Company issuing an aggregate of 439,300 shares of its common stock. This offering was closed on June 30, 2020.

As of December 31, 2020, the Company had 170,442,300 shares of common stock issued and outstanding.

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NOTE 7 – WARRANTS

The following table summarizes information with respect to outstanding warrants to purchase shares of the Company’s common stock as of December 31, 2020.

Exercise Price	Number Outstanding	Expiration Date

$0.20	439,300	June 30, 2021
$0.30	439,300	December 31, 2021
$0.40	439,300	June 30, 2022
$0.50	439,300	December 31, 2022
	1,757,200

2020 Issuances

During the fiscal year ended December 31, 2020, the Company undertook a private placement of its securities in the form of a Unit offering, in which each Unit included one share of the Company’s common stock and four stock purchase warrants with incremental exercise prices and expiration dates. An aggregate of 1,757,200 stock purchase warrants were issued pursuant to this offering, which was closed on June 30, 2020.

The warrants were valued using the Black-Scholes model with a 53.0% volatility rate and discount rates ranging from 0.16% - 0.21% for a total fair value of $19,257.

A summary of the warrant activity for the fiscal year ended December 31, 2020 is as follows:

	Warrants	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value

Outstanding at January 1, 2020	-	$-	-	$-
Issued	1,757,200	$0.35	1.2	$-
Exercised	-	$-	-	$-
Expired	-	$-	-	$-
Outstanding at December 31, 2020	1,757,200

The aggregate intrinsic value in the preceding table represents the total pretax intrinsic value, based on warrants with an exercise price less than the Company’s stock price of $0.15 (based on the most recent cash sale price) as of December 31, 2020, which would have been received by the warrant holders had those warrant holders exercised their options as of that date.

NOTE 8 – RELATED PARTY FOUNDER’S SHARE ISSUANCES

On March 2, 2017, the Company issued an aggregate of 175,000,000 shares of its common stock, $0.001 par value, as Founder’s Shares with $-0- value.

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Of these original Founder’s Shares 80,000,000 were issued to the Company’s officers, 75,000,000 to an entity controlled by one of the Company’s directors, and 20,000,000 to outside consultants who assisted with the Company’s formation and early organization.

NOTE 9 – CONTINGENCY/LEGAL

As of December 31, 2020, and during the preceding ten years, no director, person nominated to become a director or executive officer, or promoter of the Company has been involved in any legal proceeding that would require disclosure hereunder.

From time to time, the Company may become subject to various legal proceedings and claims that arise in the ordinary course of our business activities. However, litigation is subject to inherent uncertainties for which the outcome cannot be predicted. Any adverse result in these or other legal matters could arise and cause harm to the Company’s business. The Company currently is not party to any claim or litigation the outcome of which, if determined adversely to the Company, would individually or in the aggregate be reasonably expected to have a material adverse effect on the Company’s business.

NOTE 10 – SUBSEQUENT EVENTS

No other material events or transactions have occurred during this subsequent event reporting period which required recognition or disclosure in the financial statements.

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SECURETECH INNOVATIONS, INC.

BALANCE SHEETS

ASSETS

	June 30, 2021 (unaudited)	December 31, 2020
Current assets:
Cash and equivalents	$233,720	$89,804
Inventories	43,399	48,993
Total current assets	277,119	138,797

Total assets:	$277,119	$138,797

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,450	$1,335
Sales tax payable	1,511	1,495
Total current liabilities	2,961	2,830

Total liabilities	2,961	2,830

Stockholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized	-	-
Common stock, $0.001 par value, 500,000,000 shares authorized; 171,131,300 and 170,442,300 shares issued and outstanding, respectively	171,131	170,442
Additional paid-in capital	484,104	312,543
Accumulated deficit	(381,077)	(347,018)

Total stockholders’ equity	274,158	135,967

Total liabilities and stockholders’ equity	$277,119	$138,797

The accompanying notes to the financial statements are an integral part of these statements.

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SECURETECH INNOVATIONS, INC.

STATEMENTS OF OPERATIONS

(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2021	2020	2021	2020

Revenues:
Sales	$9,482	$6,749	$20,532	$6,749
Cost of goods sold	2,534	1,610	5,506	1,610
Gross profit	6,948	5,139	15,026	5,139

Expenses:
General and administrative	$31,533	$13,256	$49,008	$32,369
Research and development	77	-	77	-
Total expenses	31,610	13,256	49,085	32,369

(Loss) from operations	(24,662)	(8,117)	(34,059)	(27,230)

Provision for income taxes	-	-	-	-

Net (loss)	$(24,662)	$(8,117)	$(34,059)	$(27,230)

(Loss) per common share, basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average number of common shares outstanding, basic and diluted	170,785,937	170,242,001	170,615,068	170,122,501

The accompanying notes to the financial statements are an integral part of these statements.

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SECURETECH INNOVATIONS, INC.

STATEMENT OF STOCKHOLDERS’ EQUITY

For the period from December 31, 2019 to June 30, 2021

(unaudited)

			Additional
	Common Stock		Paid In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2019	170,003,000	$170,003	$247,088	($282,577)	$134,514
Issuance of common shares for cash	439,300	439	65,455	-	65,894
Net loss	-	-	-	(64,441)	(64,441)
Balance, December 31, 2020	170,442,300	$170,442	$312,543	($347,018)	$135,967
Issuance of common shares for cash	689,000	689	171,561	-	172,250
Net loss	-	-	-	(34,059)	(34,059)
Balance, June 30, 2021	171,131,300	$171,131	$484,104	($381,077)	$274,158

The accompanying notes to the consolidated financial statements are an integral part of these statements.

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SECURETECH INNOVATIONS, INC.

STATEMENTS OF CASH FLOWS

(unaudited)

	For the six months ended June 30,
	2021	2020
Cash flows from operating activities:
Net (loss)	$(34,059)	$(27,230)
Adjustments to reconcile net (loss) to net cash used in operating activities:
Changes in operating assets and liabilities:
Decrease (Increase) in inventories	5,594	(12,748)
(Increase) in current assets	-	(38,366)
Increase (decrease) in accounts payable	115	-
Increase (decrease) in sales tax payable	16	498

Net cash used in operating activities	(28,334)	(77,846)

Cash flows from financing activities:
Issuance of common shares for cash	172,250	65,895

Net cash provided by financing activities	172,250	65,895

Net increase (decrease) in cash	143,916	(11,951)

Cash – beginning of period	89,804	133,069

Cash – end of period	$233,720	$121,118

The accompanying notes to the financial statements are an integral part of these statements.

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SECURETECH INNOVATIONS, INC.

NOTES TO FINANCIAL STATEMENTS

June 30, 2021

(unaudited)

NOTE 1 – Summary of Significant Accounting Policies

Organization

SecureTech Innovations, Inc. (“Company” or “SecureTech”) was incorporated under the laws of the State of Wyoming on March 2, 2017, under the name SecureTech, Inc. The Company amended its Articles of Incorporation on December 20, 2017, to change its name to SecureTech Innovations, Inc.

SecureTech is an emerging growth company focused on developing and marketing personal and automobile security and safety devices and technologies. Through a licensed patent, SecureTech has created its initial product, Top Kontrol. Top Kontrol is unlike any other product on the market – it prioritizes the driver and passengers’ safety. Not only does Top Kontrol protect your vehicle from unattended theft like other car alarms, but it is the only anti-theft and personal safety device able to thwart an active carjacking attempt without any action by the driver.

Through its advanced design and use of a licensed patent, Top Kontrol can tell the difference between an authorized driver and an unauthorized thief or carjacker using strategically placed sensors in the automobile and a unique FOB device hidden on the authorized driver’s person. Regardless of whether someone tries to steal your vehicle while it is innocently idling unattended in the parking lot or take it by force at gunpoint, Top Kontrol will only allow the unauthorized driver to drive for 15-20 seconds before automatically turning the engine off and preventing any attempt to restart the engine. This prevents the thief from stealing your car and/or allows the driver sufficient time to run to safety after being threatened at gunpoint. SecureTech is not aware of any other product on the market that solves the growing carjacking crisis as does Top Kontrol.

Because Top Kontrol is wired into the automobile’s ignition and lighting systems, it must be installed and serviced by a Top Kontrol Certified Technician.

Unaudited Interim Financial Information

The unaudited condensed interim financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and the instructions to Form 10-Q and Rule 8-03 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by GAAP for complete financial statements. In the opinion of Management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The balance sheet as of December 31, 2020, has been derived from audited financial statements.

Operating results for the six months ended June 30, 2021, are not necessarily indicative of results that may be expected for the year ending December 31, 2021. These condensed financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2020, filed with the Company’s Annual Report on Form 10-K with the Securities and Exchange Commission on March 18, 2021.

Impact of the COVID-19 (Coronavirus) Pandemic

In December 2019, a novel strain of coronavirus, which causes the disease known as COVID-19, was reported to have surfaced in Wuhan, China. Since then, COVID-19 coronavirus has spread globally. In March 2020, the World Health Organization declared the COVID-19 outbreak a pandemic, and the U.S. government-imposed travel restrictions on travel between the United States, Europe, and many other countries worldwide. The COVID-19 pandemic has significantly negatively affected the global economy, seriously disrupted global supply chains, and created a significant disruption of the financial and retail markets, including a substantial disruption and dampening in consumer demand for the automotive industry, including specialty equipment manufacturers such as ourselves.

Because we began manufacturing and selling Top Kontrol during the fiscal year ended December 31, 2020, we cannot determine, compare, or estimate with any degree of accuracy to what extent the pandemic may be hindering our sales efforts. While we believe this pandemic has had, and continues to have, a material impact on our business growth and launching Top

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Kontrol, we do not have enough operating history to accurately evaluate or quantify the extent this pandemic may have impacted the following areas of our business:

•	Raw material and component supply chains
•	Product sales
•	Training and educating prospective Top Kontrol Certified Technicians
•	Marketing and advertising efficiencies

In addition to the preceding, we believe that sales continue to be negatively impacted by the ongoing COVID-19 pandemic. We have encountered numerous delays in establishing a group training and certification program to educate and authorize automobile technicians to install and repair our Top Kontrol product safely and professionally.

Having a limited number of Top Kontrol Certified Technicians available to install Top Kontrol significantly restricts the number of customer installations being performed, which subsequently influences retail customers to delay purchases until they can have it readily installed in their vehicle.

Because we did not commence marketing and selling Top Kontrol before this pandemic, we have no historical perspective to quantify or speculate on the extent COVID-19 is having on our sales and overall financial condition.

Uncertainties regarding the economic impact of COVID-19 are likely to result in sustained market turmoil while businesses remain shuttered (or operating at diminished capacity). Many prospective customers remain home under government “lockdown” mandates, guidelines, and a general fear of leaving the safety of their homes, which may also negatively impact our business, financial condition, and cash flows for an unknown length of time.

Uncertainties regarding the economic impact of COVID-19 are likely to result in sustained market turmoil while businesses remain shuttered (or operating at diminished capacity). Many prospective customers remain home under government “lockdown” mandates, guidelines, and a general fear of leaving the safety of their homes, which may also negatively impact our business, financial condition, and cash flows for an unknown length of time.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles (“US GAAP”) for financial information and in accordance with the Securities and Exchange Commission’s (“SEC”) Regulation S-X. They reflect all adjustments which are, in the opinion of the Company’s Management, necessary for a fair presentation of the financial position and operating results as of and for the fiscal period ended June 30, 2021.

Use of Estimates

The accompanying financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment. Actual results may vary from these estimates.

The worldwide spread of COVID-19 has resulted in a global slowdown of economic activity, which is likely to decrease demand for a broad variety of goods and services while also disrupting supply chains, sales channels, marketing activities, and general business operations for an unknown period of time until the disease is contained at local, regional, and worldwide levels. At this point, the extent to which COVID-19 may impact our financial condition or results of operations is uncertain. As of the date of issuance of these financial statements, we are not aware of any specific event or circumstance that would require us to update our estimates, judgments, or adjust the carrying value of our assets or liabilities. These estimates may change as new events occur and additional information is obtained and is recognized in the financial statements as soon as they become known. Actual results could differ from those estimates, and any such differences may be material to our financial statements.

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Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid financial instruments purchased with a maturity of three months or less to be cash equivalents. As of June 30, 2021, the Company had no cash equivalents.

Fair Value of Financial Instruments

ASC 820, “Fair Value Measurements” and ASC 825, Financial Instruments, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. It establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. It prioritizes the inputs into three levels that may be used to measure fair value:

Level	Description

Level 1	Applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.
Level 2

Applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3	Applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Inventory and Cost of Sales

Inventories are stated at the lower of cost or realizable value, using the weighted average cost method. When an impairment indicator suggests that the carrying amounts of inventories might not be recoverable, the Company reviews such carrying amounts and estimates the net realizable value based on the most reliable evidence available at that time. An impairment loss is recorded if the net realizable value is less than the carrying value. Impairment indicators considered for these purposes are, among others, obsolescence, decrease in market prices, damage, and a firm commitment to sell.

Net Loss per Share Calculation

Basic net loss per common share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per shares is calculated similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. SecureTech excludes all potentially dilutive securities from its diluted net loss per share computation since their effect would be anti-dilutive because SecureTech recorded a loss for the six months ended June 30, 2021.

Revenue Recognition

Effective January 1, 2018, the Company adopted ASC 606 — Revenue from Contracts with Customers.

The Company’s primary source of revenue is from the sale of our Top Kontrol product. We began selling Top Kontrol in late April 2020.

Top Kontrol requires installation by a Certified Top Kontrol Technician. To become a Certified Top Kontrol Technician, an automotive technician must complete a one-day hands-on course hosted by the Company. Failure to have Top Kontrol installed by a Certified Top Kontrol Technician voids the product’s limited liability warranty.

Because of this professional installation requirement, the Company sells its products to and through Authorized Dealers and Certified Top Kontrol Technicians. In the instances where the Company sells directly to the end-user, product installation must be performed by authorized Company personnel.

Revenue is recognized when performance obligations under the terms of a contract with our customers are satisfied. Revenue is recorded net of marketing allowances, volume discounts, and other forms of variable consideration. Generally, this occurs

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with the transfer of control of our product to the customer and payment has been received. The Company does not offer terms or credit to any of its customers.

Revenue Recognition; ASC 606 Five-Step Model

Under ASC 606, the Company recognizes revenue from the sale of service contracts by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied.

Revenue Recognition; General Right of Return

Customers are allowed to return goods that are defective (warranty returns). In some instances, customers may be allowed to return a limited number of units for periodic stock adjustment returns. Such stock adjustment returns would be limited to no more than 5% of their total units sold.

As is standard in the industry, we only will accept returns from active customers. If a customer ceases doing business with us, we have no further obligation to accept additional product returns from that customer.

Income Taxes

The Company accounts for income taxes pursuant to FASB ASC 740, Income Taxes. Under FASB ASC 740-10-25, deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about its ability to realize the related deferred tax asset. Any change in the valuation allowance will be included in income in the year of the change in estimate.

Fiscal Year

The Company elected December 31st for its fiscal year-end.

Recent Accounting Pronouncements

There are various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 2 – GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business. As shown in the accompanying financial statements during the fiscal period ended June 30, 2021, the Company has not established a source of revenues sufficient to cover its operating costs. As such, it has incurred an operating loss since its inception. Further, as of June 30, 2021, the Company had an accumulated deficit of ($381,077). These and other factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s existence depends on Management’s ability to develop profitable operations and obtain additional financing sources. There can be no assurance that the Company’s financing efforts will result in profitable operations or resolve the Company’s liquidity problems. The accompanying statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

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NOTE 3 – INVENTORIES

Inventory is stated at the lower of cost or realizable value, using the weighted average cost method. When an impairment indicator suggests that the carrying amounts of inventories might not be recoverable, the Company reviews such carrying amounts and estimates the net realizable value based on the most reliable evidence available at that time. An impairment loss is recorded if the net realizable value is less than the carrying value. Impairment indicators considered for these purposes are, among others, obsolescence, decrease in market prices, damage, and a firm commitment to sell. The following table summarizes the Company’s inventories as of June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020
Inventories:
Raw materials and work-in-progress	$1971	$1,971
Finished goods	41,428	47,022
Gross inventories	43,399	48,993
Inventory valuation reserves	-	-
Inventories, net	$43,399	$48,993

NOTE 4 – STOCKHOLDERS’ EQUITY

Preferred stock

The Company has authorized 50,000,000 shares of preferred stock, $0.001 par value. The Company’s Board of Directors is authorized, without further action by the shareholders, to issue shares of preferred stock and to fix the designations, number, rights, preferences, privileges, and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms.

As of June 30, 2021, the Company had no classes and -0- shares of preferred stock issued and outstanding.

Common stock

The Company has authorized 500,000,000 shares of common stock, with a par value of $0.001 per share.

During the fiscal period ended June 30, 2021, the Company sold 689,000 shares of its common stock, $0.001 par value, at a purchase price of $0.25 per Share through a Regulation D, Rule 506 offering of its common shares (“Series C Private Placement Offering”). The Series C Private Placement Offering is still ongoing and will continue until (i) the Company sells up to an aggregate of 1,000,000 shares or (ii) the Board of Directors votes to close the offering.

As of June 30, 2021, the Company had 171,131,300 shares of common stock issued and outstanding.

NOTE 5 – WARRANTS

The following table summarizes information with respect to outstanding warrants to purchase shares of the Company’s common stock as of June 30, 2021.

Exercise Price	Number Outstanding	Expiration Date

$0.20	439,300	December 31, 2021
$0.30	439,300	March 31, 2022
$0.40	439,300	June 30, 2022
$0.50	439,300	December 31, 2022
	1,757,200

Below is a summary of the warrant activity for the fiscal period ended June 30, 2021:

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	Warrants	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value

Outstanding on January 1, 2021	1,757,200	$0.35	0.9	$-
Issued	-	$-	-	$-
Exercised	-	$-	-	$-
Expired	-	$-	-	$-
Outstanding on June 30, 2021	1,757,200

The aggregate intrinsic value in the preceding table represents the total pretax intrinsic value, based on warrants with an exercise price less than the Company’s stock price of $0.25 as of June 30, 2021, which would have been received by the warrant holders had those warrant holders exercised their options as of that date.

NOTE 6 – RELATED PARTY FOUNDER’S SHARE ISSUANCES

On March 2, 2017, the Company issued an aggregate of 175,000,000 shares of its common stock, $0.001 par value, as Founder’s Shares with $-0- value.

Of these original Founder’s Shares 80,000,000 were issued to the Company’s officers, 75,000,000 to an entity controlled by one of the Company’s directors, and 20,000,000 to outside consultants who assisted with the Company’s formation and early organization.

NOTE 7 – CONTINGENCY/LEGAL

As of June 30, 2021, and during the preceding ten years, no director, person nominated to become a director or executive officer, or promoter of the Company has been involved in any legal proceeding that would require disclosure hereunder.

From time to time, the Company may become subject to various legal proceedings and claims that arise in the ordinary course of our business activities. However, litigation is subject to inherent uncertainties for which the outcome cannot be predicted. Any adverse result in these or other legal matters could arise and cause harm to the Company’s business. The Company currently is not a party to any claim or litigation, the outcome of which, if determined adversely to the Company, would individually or in the aggregate be reasonably expected to have a material adverse effect on the Company’s business.

NOTE 8 – SUBSEQUENT EVENTS

Subsequent to the fiscal period ended June 30, 2021, the Company sold an aggregate of 200,000 shares of its common stock, $0.001 par value, at an aggregate purchase price of $50,000, or $0.25 per share, pursuant its ongoing Series C Private Placement Offering.

As of August 20, 2021, the Company had 171,331,300 shares of its common stock issued and outstanding, inclusive of all shares sold to date pursuant to this Series C Private Placement Offering.

The Company continues to offer shares of its common stock to investors through the Series C Private Placement Offering.

No other material events or transactions have occurred during this subsequent event reporting period which required recognition or disclosure in the financial statements.